Exhibit 10.1
Execution Version

PURCHASE AGREEMENT
by and among
MetLife, Inc.
AND
Massachusetts Mutual Life Insurance Company
Dated as of February 28, 2016

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EXHIBITS
Exhibit A: Term Sheet for Distribution Agreement
Exhibit B: Term Sheet for PlanSmart Services Agreement
Exhibit C: Term Sheet for Transition Services Agreement
Exhibit D: Term Sheet for Product Development and Distribution Agreement
Exhibit E-1: Form of MetLife USA Side Letter
Exhibit E-2: Form of Parent Entity Side Letter

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PURCHASE AGREEMENT
PURCHASE AGREEMENT, dated as of February 28, 2016 (this “Agreement”), by and among MetLife, Inc., a corporation organized under the laws of Delaware (the “Seller”), and Massachusetts Mutual Life Insurance Company, a company organized under the laws of Massachusetts (the “Buyer”). Each of the Seller and the Buyer is referred to herein individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Seller is engaged in the Business (as defined herein) through MetLife Securities, Inc., a Delaware corporation (the “Company”), and certain affiliates of the Seller; and
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell the Business to the Buyer, and the Buyer desires to purchase the Business from the Seller; and
WHEREAS, the Seller is the owner of all of the issued and outstanding Shares (as defined herein) of the Company; and
WHEREAS, certain affiliates of the Seller own the Purchased Property (as defined herein) and are subject to the obligations of the Assumed Liabilities (as defined herein) or are otherwise involved in the Business, but solely to the extent involved in the Business (any such affiliate a “Relevant Affiliate” and all such affiliates, collectively, the “Relevant Affiliates”); and
WHEREAS, in connection with the sale of the Business, (i) the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares and (ii) the Seller wishes to cause its applicable Relevant Affiliates to sell and assign to the Buyer, and the Buyer wishes to purchase and assume from the applicable Relevant Affiliates, the rights and obligations of the Relevant Affiliates to the Purchased Property and the Assumed Liabilities (each as defined herein), subject in each case to the terms and conditions set forth in this Agreement; and
WHEREAS, in connection with the sale of the Business, the Parties wish to enter into a distribution agreement, subject to the terms and conditions substantially as set forth in Exhibit A hereto; and
WHEREAS, in connection with the sale of the Business, the Parties wish to enter into a services agreement in connection with PlanSmart to allow certain Adviser Representatives to have ongoing access to the Seller’s and certain of its affiliates group clients under the PlanSmart programs, subject to the terms and conditions substantially as set forth in Exhibit B hereto; and
WHEREAS, in connection with the sale of the Business, the Parties wish to enter into a transition services agreement at the Closing, subject to the terms and conditions substantially as set forth in Exhibit C hereto; and

WHEREAS, in connection with the sale of the Business, the Parties wish to enter into a product development and distribution agreement, subject to the terms and conditions substantially as set forth in Exhibit D hereto; and
WHEREAS, in connection with the sale of the Business, the Parties wish to negotiate in good faith to facilitate the transfer and extension for two years following the Closing Date of the relationship with Crump Life Insurance Services, Inc.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
Section 1.DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:
“403(b) Adviser Representative” means (a) as of the date hereof, each of the individuals whose names are set forth on Section 1.1(a) of the Disclosure Schedule, and (b) as of any other date following the date hereof, each employee of the Seller and its Affiliates whose primary responsibility is the provision of brokerage and investment services to customers of the 403(b) Business and that is designated as an “adviser representative” by the Seller, the Company or any of their respective Affiliates and whose names are set forth on Section 1.1(a) of the Disclosure Schedule (with such Disclosure Schedule to be updated by the Seller in the ordinary course of business consistent with this definition).
“403(b) Business” means the business of cross-selling into Seller’s or its Affiliates’ small case 403(b) retirement plans.
“403(b) Transferred Adviser Representatives” has the meaning set forth in Section 10.1(a)(iii).
“Account Transfer Notice” has the meaning set forth in Section 7.8(a).
“Account Transfer Objection Period” has the meaning set forth in Section 7.8(a).
“Acquired Assets and Liabilities” mean, collectively, the Purchased Property and Assumed Liabilities.
“Additional Amount” has the meaning set forth in Section 1.1(b)(1) of the Disclosure Schedule.
“Additional Financial Schedule” means that certain schedule setting forth an estimate of the expenses related to the Business previously delivered by the Seller to the Buyer and attached to Section 1.1(b)(2) of the Disclosure Schedule.
“Administration Agreement” has the meaning set forth in Section 7.17(a).
“Adviser Loan” means each loan or other extension of credit made by the Seller or any Affiliate thereof to an Adviser Representative or 403(b) Adviser Representative (including any commitment to make such loan or other extension of credit) in connection with his or her employment with the Seller or any of its Affiliates, including such Adviser Loans as set forth on Section 1.1(b)(3) of the Disclosure Schedule, which Schedule sets forth the borrowing party, lending party and principal amount outstanding under such loan or other extension of credit, which such schedule may be updated by the Seller in its sole discretion up to the Closing Date.
“Adviser Representative” means (a) as of the date hereof, each of the individuals whose names are set forth on Section 1.1(c) of the Disclosure Schedule, and (b) as of any other date following the date hereof, each employee of the Seller and its Affiliates whose primary responsibility is the provision of brokerage and investment services to customers of the Business and that is designated as an “adviser representative” by the Seller, the Company or any of their respective Affiliates and whose names are set forth on Section 1.1(c) of the Disclosure Schedule (with such Disclosure Schedule to be updated by the Seller in the ordinary course of business). Solely for purposes of the definition of “Aggregate 2015 FY GDC,” the term “Adviser Representative” shall include any Person employed by the Company, the Seller or any of the Relevant Affiliates as of December 31, 2015 whose primary responsibility at such time was the provision of brokerage and investment services to customers of the Business and that was, at such time, designated as an “adviser representative” by the Company, the Seller or any of their respective Affiliates, as applicable.
“Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Advisory Client” means a Client that has entered into an Advisory Client Agreement.
“Advisory Client Agreement” means each investment advisory agreement pursuant to which the Company provides investment advisory services to clients of the Business.
“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than fifty percent (50%) of the voting securities of such corporation or the voting interest of such partnership or limited liability company. Notwithstanding anything herein to the contrary, for purposes of Section 10.1 only (other than Section 10.1(d)), the PEO shall be deemed to be an Affiliate of Buyer.
“Affiliated Group” means any affiliated, combined, consolidated, unitary or similar group of which the Company is or was a member on or prior to the Closing Date.
“Affirmative Consent Client” has the meaning set forth in Section 7.8(c).
“Aggregate 2015 FY GDC” means $721,000,000.00. For the avoidance of doubt, this amount is equal to the sum of the GDC for the 12-month period ended December 31, 2015 of all of the Adviser Representatives (excluding the 403b Adviser Representatives) on December 31, 2015, which is a component of GDC listed on Section 3.10 of the Disclosure Schedule.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocation” has the meaning set forth in Section 8.7.
“Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered in connection with this Agreement pursuant to the terms hereof, including the Distribution Agreement, the PlanSmart Services Agreement, the Intellectual Property License Agreement and the Transition Services Agreement.
“Applicable Survival Period” has the meaning set forth in Section 9.1(c).
“Assigned Contracts” has the meaning set forth in Section 5.5(a).
“Associated Person” has the meaning set forth in Section 3(a)(18) of the Exchange Act and/or the meaning set forth in Section 202(a)(17) of the Advisers Act.
“Assumed Deferred Compensation Plans” means the MetLife Retail Deferred Compensation Plan and MetLife California Retail Deferred Compensation Plan.
“Assumed Liabilities” has the meaning set forth in Section 2.1(e).
“Assumed Loan” means (i) each Adviser Loan with a Transferred Adviser Representative, Transferred Broker or 403(b) Transferred Adviser Representative listed on Section 1.1(b)(3) of the Disclosure Schedule, and (ii) each Adviser Loan with a Transferred Adviser Representative, Transferred Broker or 403(b) Transferred Adviser Representative that is awarded by the Seller or any of its Affiliates from and after the date of this Agreement and on or prior to the Closing Date (each, a “Post-Signing Assumed Loan”).
“Assumed Plan” means the Assumed Deferred Compensation Plans and each Plan that is listed on Section 1.1(d) of the Disclosure Schedule.
“Balance Sheet” and “Balance Sheets” have the meanings set forth in Section 3.11(a).
“Balance Sheet Date” has the meaning set forth in Section 3.11(a).
“Broker” means (a) as of the date hereof, each of the individuals whose names are set forth on Section 1.1(e) of the Disclosure Schedule, and (b) each Adviser Representative that retires on or prior to the Closing Date and who continues after retirement to provide insurance brokerage and investment services to customers pursuant to a brokerage or similar agreement with the Company, the Seller or any of their respective Affiliates, who shall be listed on Section 1.1(e) of the Disclosure Schedule by the Seller (as updated in the ordinary course of business), upon such retirement. Solely for purposes of the definition of “Aggregate 2015 FY GDC,” the term “Broker” shall include any Person employed by the Company, the Seller or any of the Relevant Affiliates as of December 31, 2015 whose primary responsibility at such time was the provision of insurance brokerage and investment services to customers of the Business and that was, at such time, designated as an “adviser representative” by the Company, the Seller or any of their respective Affiliates, as applicable.
“Business” means the MetLife Premier Client Group, the Seller’s and its Affiliates’ national distribution sales force whose Adviser Representatives offer a broad based product portfolio primarily to retail clients, but excluding the business with respect to the 403(b) Adviser Representatives that do not become 403(b) Transferred Adviser Representatives.
“Business Associate” means each Adviser Representative, each Broker and each Dedicated Employee.
“Business Day” means any day, other than a Saturday, Sunday or other day on which banks located in the State of New York are authorized or required to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Benefit Plans” has the meaning set forth in Section 10.1(f).
“Buyer Disclosure Schedule” has the meaning set forth in the preamble to Section 6.
“Buyer Fundamental Representations” has the meaning set forth in Section 9.1(a).
“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).
“Buyer Products” has the meaning set forth in Section 7.17(c).
“Calculation Principles” means the calculation inputs and methods employed by the Seller in connection with the creation of the Additional Financial Schedule, as set forth on Section 1.1(b)(5) of the Disclosure Schedule.
“Cap” has the meaning set forth in Section 9.2(b).
“Captive Agency Force” means a proprietary agent or broker sales force directly employed or engaged by, or exclusively tied to, an insurance company that primarily sells to individual retail clients life insurance or annuity products and is primarily compensated through commission payments under a commission payment structure substantially similar to the commission structure employed by the Buyer and its Affiliates as in effect on the date hereof.
“Client” means any purchaser of an insurance policy purchased through or serviced by an Adviser Representative or Broker, any person who has entered into a customer account agreement with the Company for brokerage services or any person who has entered into an Advisory Client Agreement with the Company.
“Closing” has the meaning set forth in Section 2.4.
“Closing Date” has the meaning set forth in Section 2.4.

“Closing GDC Amount” means an amount equal to the sum of (i) the sum of the GDC for the 12-month period ended December 31, 2015 of each Adviser Representative who becomes a Transferred Adviser Representative or a Transferred Broker, and (ii) the Transferred New Hire GDC.
“Closing Statement” has the meaning set forth in Section 2.1(b)(ii).
“COBRA” has the meaning set forth in Section 10.1(n).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals to this Agreement.
“Company Broker-Dealer Filings” has the meaning set forth in Section 3.8(d).
“Company Closing Net Worth” means the net worth of the Company as of the Closing, determined in accordance with U.S. GAAP and the methodology set forth on Section 1.1(b)(6) of the Disclosure Schedule, which such Schedule sets forth the calculation of the net worth of the Company as of January 31, 2016.
“Company Intellectual Property” means all Intellectual Property that is either (i) owned by the Company, or (ii) owned by the Seller and is used exclusively in, and is material to, the businesses of the Company.
“Company Investment Adviser Filings” has the meaning set forth in Section 3.9(c).
“Company Net Worth Closing Adjustment” means an amount (whether positive or negative) equal to the result of (i) the Estimated Company Closing Net Worth, and minus (ii) $250,000, which is the amount of capital required to meet the Company’s regulatory capital obligations.
“Confidentiality Agreement” has the meaning set forth in Section 13.4.
“Consent” means any consent, approval, or authorization from, or notice to, any third party (excluding any Governmental Entity).
“Consequential Damages” has the meaning set forth in Section 9.6(d).
“Consulting Agreement” means that certain consulting agreement identified on Section 1.1(i) of the Disclosure Schedule.
“Contract” means any written contract, lease, license, indenture, undertaking or other agreement that is legally binding.
“Covered Losses” has the meaning set forth in Section 9.2(b).
“Current E&O Policies” means the existing errors and omissions liability insurance or any renewals or replacements thereof maintained as of the Closing Date by or on behalf of the Company.

“Customer Data” means all data or information that is related to the customers of the Business for which the Advisor Representatives continue their business with Buyer after the Closing Date and is obtained, processed or stored by or on behalf of the Seller or the Relevant Affiliates and used or maintained primarily in connection with the Business.
“D&O Indemnified Party” has the meaning set forth in Section 10.2(a).
“Dedicated Employee” means (a) as of the date hereof, each employee of the Seller or any of its Affiliates listed by title or function on Section 1.1(f) of the Disclosure Schedule (such schedule to be updated by the Seller within five (5) Business Days following the date hereof to include names of such employees) (the “Corporate Dedicated Employees”) and each other employee of the Seller or any of its Affiliates whose primary responsibility is the provision of firm support services, shared support services or broker-dealer services in respect of the Business (but not the 403(b) Business) (each of whom will be listed on Section 1.1(f) of the Disclosure Schedule within five (5) Business Days following the date hereof), and (b) as of any other date following the date hereof, each Corporate Dedicated Employee who remains employed by the Seller and its Affiliates as of such date and each other employee of the Seller or any of its Affiliates who remains employed by the Seller and its Affiliates as of such date and whose primary responsibility is the provision of firm support, shared support or broker-dealer services in respect of the Business (but not the 403(b) Business) and whose name is set forth on Section 1.1(f) of the Disclosure Schedule (with such Disclosure Schedule to be updated by the Seller consistent with the definition of a Dedicated Employee in the ordinary course of business).
“Deductible” has the meaning set forth in Section 9.2(b).
“Disclosure Schedule” has the meaning set forth in the preamble to Section 3.
“Disputed Amounts” has the meaning set forth in Section 2.3(a).
“Distribution Agreement” means the Distribution Agreement, to be negotiated by the Parties in good faith in accordance with the terms and conditions set forth in Exhibit A and executed on or prior to the Closing Date.
“Dollars” or “$” means the lawful currency of the United States.
“E&O Tail Coverage” has the meaning set forth in Section 10.2(d).
“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (an “Equity Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments relating to, or entitling any Person to acquire, any Equity Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“Estimated Company Closing Net Worth” has the meaning set forth in Section 2.1(b)(ii).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the Seller.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Liabilities” has the meaning set forth in Section 2.1(f).
“Filing” has the meaning set forth in Section 3.2(b).
“Financial Statements” has the meaning set forth in Section 3.11(a).
“FINRA” means the Financial Industry Regulatory Authority.
“FINRA Approval” has the meaning set forth in Section 7.3(b)(i).
“Form ADV” has the meaning set forth in Section 3.9(c).
“Form BD” has the meaning set forth in Section 3.8(d).
“GAAP” means generally accepted accounting principles in the United States.
“GDC” means the aggregate compensable sales commissions (including any trails), compensable dealer concessions and compensable investment advisory fees generated by the Adviser Representatives or Brokers, in each case on behalf of the Company, the Seller or any of their respective Affiliates and consistent with past practices, as a result of the sale or servicing of financial and insurance products and/or the provision of investment advisory services in connection with the Business.
“GDC Closing Statement” has the meaning set forth in Section 2.1(b)(i).
“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or Self-Regulatory Organization with competent jurisdiction.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax Return” means any Tax Return relating to a Tax on or measured by, in whole or in part, net income or a franchise Tax imposed in lieu of a Tax imposed on net income.
“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; and (d) any guaranty of any of the foregoing.
“Indemnitee” means any Person that is entitled to indemnification pursuant to the provisions of this Agreement.
“Indemnitor” means any Party from which a Person is entitled to indemnification pursuant to the provisions of this Agreement.
“Indemnity Cap” has the meaning set forth in Section 9.2(b).
“Independent Expert” has the meaning set forth in Section 2.3(b).
“Intellectual Property” means all (a) patents and patent applications, (b) trademarks, trademark and service mark applications and registrations, trade dress, logos and trade names, (c) copyrights, and copyrightable works, together with all applications, registrations and renewals therefor, (d) trade secrets, know-how, and other confidential and proprietary information including confidential or proprietary data contained in databases, confidential or proprietary customer lists, and (e) domain names.
“Intellectual Property License Agreement” means the Intellectual Property License Agreement to be entered into on the Closing Date, if necessary, between the Seller and/or any applicable Relevant Affiliate and the Buyer for certain software that is the Seller’s or such Relevant Affiliate’s Intellectual Property.
“Intercompany Contract” means any Contract between the Seller or any of its Affiliates, on the one hand, and any other Affiliate of Seller, on the other hand, primarily relating to the Business or to which the Company is a counterparty, but in all cases excluding any Ancillary Agreement.
“Interim Period” means the period beginning on the date hereof and ending on the earlier of (a) the Closing Date and (b) the date of termination of this Agreement.
“IRS” means the Internal Revenue Service.
“Knowledge” means, (a) in the case of the Seller, the actual knowledge after reasonable inquiry of Paul LaPiana, Kumar Das Gupta, Christine DeBiase, Jeffery Halperin, and Margery Brittain (provided, that for purposes of Section 3.15(a)(vii), “Knowledge” means the actual knowledge after reasonable inquiry of Christine DeBiase), and (b) in the case of the Buyer, the actual knowledge after reasonable inquiry of John Vaccaro, Christine Frederick and Robert Rosenthal.
“Law” means, with respect to any Person, any statute, law, principle of common law, code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person.
“Lease Consent” has the meaning set forth in Section 7.19(a).
“Leased Real Property” has the meaning set forth in Section 3.23(a).

“Legal Proceeding” means any claim, suit or other proceeding (whether at law or in equity) or arbitration before, or any formal investigation by, a Governmental Entity.
“Liabilities” means any debt, liability, claim, expense, commitment or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description.
“Licensed Intellectual Property” means the Intellectual Property owned by a third party that is used by or for the benefit of the Company or the Purchased Property. The Licensed Intellectual Property does not include the Peanuts Characters.
“Lien” means, with respect to any property or asset, any lien, mortgage, pledge, charge, security interest, restriction on transfer or voting, or other encumbrance in respect of such property or asset.
“Losses” has the meaning set forth in Section 9.2(a).
“Material Adverse Effect” means any change, development, condition, occurrence or event that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, assets, properties or condition (financial or other) of the Business, taken as a whole; provided, however, that none of the following items, in and of itself or themselves, shall constitute or be taken into account when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Business operates; (b) any acts of war (declared or undeclared), hostilities, sabotage or terrorist activities or any escalation of any of the foregoing; (c) effects of weather, meteorological events or other acts of God; (d) any change in Law, GAAP, accounting standards, regulatory policy or industry standards after the date hereof, or any change in interpretation of any of the foregoing; (e) the announcement, execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or the fact that the prospective owner of the Business is the Buyer; (f) the loss of any employees, Adviser Representatives, clients or client assets as a result of the announcement of this Agreement or any Legal Proceeding, protest or dispute arising therefrom or relating thereto; (h) any actions taken by, or at the request of, the Buyer (including any breach by the Buyer of this Agreement); (i) any failure, by itself, of the Company or the Business as a whole to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, the underlying cause of such failure may be taken into account when determining whether a Material Adverse Effect has occurred); (j) any change or development in the credit, financial strength, or other ratings of the Seller and its Affiliates; and (k) any actions required to be taken or contemplated by this Agreement; and provided further, that such matters in the case of clauses (a), (b), (c) and (d) shall be taken into account in determining whether there has been or will be a “Material Adverse Effect” to the extent of any disproportionate impact on the Company and the Business, taken as a whole, relative to other participants operating in the same industry as the Company and the Business.

“Material Contracts” has the meaning set forth in Section 3.15(b).
“Material Leased Real Property” has the meaning set forth in Section 3.23(b).
“Material Relevant Affiliate Leases” has the meaning set forth in Section 3.23(b).
“MetLife FIA” has the meaning set forth in Section 7.17(c).
“MetLife Products” shall mean the products issued by the Seller and its applicable Affiliates to be distributed pursuant to the Distribution Agreement. The MetLife Products as of the Closing Date are specified in Exhibit A hereto.
“MetLife USA” has the meaning set forth in Section 13.9.
“MetLife USA Side Letter” shall mean a side letter in the form attached hereto as Exhibit E-1.
“Net Capital” means, with respect to a broker-dealer, such broker-dealer’s “net capital” as would be appropriately entered on line 10 (Item 3750) on the “Computation of Net Capital” page of the SEC’s Financial and Operational Combined Uniform Single Report.
“New Hire Adviser Representative” means any Adviser Representative hired by the Seller or any of its Affiliates (a) on or after January 1, 2016 and prior to the date hereof or (b) so long as such Adviser Representative has been hired pursuant to a protocol mutually agreeable to Buyer and Seller (as to be agreed in by Buyer and Seller acting in good faith promptly following the date here), after the date hereof and prior to Closing.
“New Hire GDC” means, in respect of each New Hire Adviser Representative, an amount expressed as the annualized value attributed to such New Hire Adviser Representative’s historical performance, if applicable, or such other value, in each case, used by the Seller or its applicable Affiliate in connection with establishing such Adviser Representative’s annualized compensation, commission and bonus structure, and annualized GDC targets at the time of hiring, in a manner consistent with past practice.
“Non-Exclusive Property” has the meaning set forth in Section 7.22(b).
“Notice of Claim” has the meaning set forth in Section 9.4(a).
“Notice of Objection” has the meaning set forth in Section 2.3(a).
“Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made, or rendered by, or any binding agreement or stipulation entered into with, any Governmental Entity that possesses competent jurisdiction.
“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization, certificate of formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement or such other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 12.1(a).
“Parent Entity” has the meaning set forth in Section 13.9.
“Parent Entity Side Letter” shall mean a side letter in the form attached hereto as Exhibit E-2.
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Peanuts Characters” means the “Peanuts” cartoon characters licensed to Metropolitan Life Insurance Company by Peanuts Worldwide LLC.
“PEO” means each third party professional employer organization through which Buyer will employ certain of the Dedicated Employees who become Transferred Employees from and after the Closing Date.
“Permit” has the meaning set forth in Section 3.2(b).
“Permitted Liens” means (a) any Lien arising pursuant to, or as a result of the transactions contemplated by, this Agreement, (b) any Lien arising pursuant to or described in the Organizational Documents of the Company or applicable securities Laws, (c) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, (d) any state of facts an accurate survey would disclose that, individually or in the aggregate, does not materially adversely affect the value or the continued use of the Leased Real Property to which they apply, or (e) mechanics’, carriers’, landlords’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established.
“Person” means any natural person, corporation, trust, estate, general partnership, limited partnership, limited liability company, proprietorship, other business organization or Governmental Entity or other legal entity.
“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, retirement, and other benefit plan, program or arrangement, in each case which is maintained, sponsored or contributed to by the Seller or any of its Affiliates and in which any Adviser Representative or Dedicated Employee or any of their respective covered dependents participate or is eligible to participate.
“PlanSmart Services Agreement” means the PlanSmart Services Agreement, to be negotiated in good faith by the Parties in accordance with the terms and conditions set forth in Exhibit B and executed on the Closing Date.
“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.2(a).

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.
“Post-Closing Statement” has the meaning set forth in Section 2.2(a).
“Pre-Closing Insurance Contracts” means any whole life insurance policy issued by the Seller or any of its Affiliates as of the date of the Purchase Agreement to customers of the Business prior to the Closing.
“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.
“Product Development and Distribution Agreement” means the Product Development and Distribution Agreement to be entered into by MetLife USA, an appropriate NY Affiliate of MetLife USA, and the Buyer, to be negotiated in good faith by the Parties in accordance with the terms and conditions set forth in Exhibit D and executed on the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.1(c).
“Purchased Intellectual Property” means the Intellectual Property that is Purchased Property, as set forth on Section 1.1(g) of the Disclosure Schedule.
“Purchased Property” means the assets owned by the Seller or any of its Affiliates that are primarily related to the Business, including:
(a)    the goodwill of the Business as a going concern;
(b)    the Assigned Contracts;
(c)    all Permits, which are held by any Affiliate of the Seller and required primarily for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Property, including those that are listed on Section 1.1(h) of the Disclosure Schedule, to the extent assignable or transferable (the “Purchased Permits”);
(d)    all Records;
(e)    the Purchased Intellectual Property;
(f)    all of each Affiliate of the Seller’s right, title and interest in and to Customer Data as of the Closing Date, subject to applicable Law and each Affiliate of the Seller’s right to maintain a copy of such Customer Data for its records to the extent required by each such Affiliate of the Seller’s document retention policies, applicable Law or to operate its businesses, in all cases limited solely to such Customer Data relating to the customers of the Business to the extent serviced by any Transferred Adviser Representatives or Transferred Brokers;

(g)    all client relationships, client work papers, client work product and client and vendor lists relating primarily to the Business as of the Closing Date, subject to applicable Law and each Affiliate of the Seller’s right to maintain a copy of such information for its records to the extent required by each Affiliate of the Seller’s document retention policies, applicable Law or to operate its businesses, in all cases limited solely to such information relating to the clients of the Business to the extent serviced by any Transferred Adviser Representatives or Transferred Brokers;
(h)    all trade secrets and other proprietary or confidential information used by each Affiliate of the Seller primarily in the Business, subject to applicable Law and each Affiliate of the Seller’s right to maintain a copy of such information for its records to the extent required by each such Affiliate of the Seller’s document retention policies or applicable Law;
(i)    all telephone and telephone facsimile numbers used primarily in the Business;
(j)    all claims, causes of action, choses in action, rights of recovery, rights of indemnity and rights under all warranties, representations and guarantees made by Persons other than any Affiliate of the Seller, in each case (i) related primarily to the Business, or related to any Purchased Property or Assumed Liability, (ii) in respect of events or occurrences after the Closing, and (iii) whether mature, contingent or otherwise;
(k)    without duplication of any of the Assigned Contracts, the Assumed Loans;
(m)    the Consulting Agreement; and
(n)    all other assets of the Seller or any of its Affiliates that are primarily related to the Business.
“Records” means all publications, know-how, product roadmaps, business records, developments, models, databases, computer files, training programs, books and records, employee records of Transferred Employees, website content and other content (including all data, information and other content stored on discs, tapes or other media and all archives of any kind) (i) of the Company, or (ii) used primarily in the Business.
“Registered Intellectual Property” means all Intellectual Property that the Company, the Seller or any Affiliate purports to own that is registered, filed or issued under the authority of any Governmental Entity (or with respect to an Internet domain name, is filed or issued under the authority of a domain name registrar), or for which an application to register has been filed with any Governmental Entity, constituting registered copyrights, registered trademarks, issued patents and all pending applications for any of the foregoing.
“Reinsurance Agreement” has the meaning set forth in Section 7.17(a).
“Relevant Affiliate Leases” has the meaning set forth in Section 3.23(a).
“Relevant Affiliates” has the meaning set forth in the recitals to this Agreement.

“Representative Contract” means any Contract between the Company, the Seller or any of the Relevant Affiliates, on one hand, and an Adviser Representative, on the other hand, governing the activities of the relevant Adviser Representative on behalf of the Company, the Seller or any of the Relevant Affiliates, in his or her capacity as an Adviser Representative.
“Representatives” means, with respect to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisers and consultants of such Person.
“Restrictive Covenants” has the meaning set forth in Section 7.7(d).
“Retained Claims” has the meaning set forth in Section 9.2(a).
“Retained Leases” has the meaning set forth in Section 7.25.
“Retention Award” means all awards granted pursuant to the Retention Program.
“Retention Program” has the meaning set forth in Section 10.1(l)(i).
“Review Period” has the meaning set forth in Section 2.3(b).
“SEC” means the United States Securities and Exchange Commission.
“Section 338(h)(10) Election” means an election described in Section 338(h)(10) of the Code (and any corresponding elections under other applicable Law) with respect to Buyer’s acquisition of the Shares pursuant to this Agreement.
“Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, local, or foreign Taxing Authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include any “statement of section 338 election” and IRS Form 8023 and any successor forms (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations Section 1.338-1 or Treasury Regulations Section 1.338(h)(10)-1 or any successor provisions.
“Self-Regulatory Organization” means any self-regulatory organization in the securities industry, including FINRA and the Municipal Securities Rulemaking Board.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Fundamental Representations” has the meaning set forth in Section 9.1(a).
“Seller Indemnitees” has the meaning set forth in Section 9.3(a).
“Seller Intellectual Property” means all Intellectual Property that is owned by the Seller or its Affiliates other than the Company, but excluding the Purchased Intellectual Property.
“Seller Names and Marks” has the meaning set forth in Section 7.14.
“Separation” has the meaning set forth in Section 13.9.
“Shares” has the meaning set forth in Section 3.5(a).

“Shared Affiliate Leased Real Property” has the meaning set forth in Section 3.23(h).
“Straddle Period” means any taxable period that begins before and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Person) owns, directly or indirectly, more than fifty percent (50%) of the Equity Securities entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.
“Sufficiency Representation” shall have the meaning ascribed to such term in Section 3.13.
“Sufficiency Representation Remedy” has the meaning set forth in Section 7.21(a).
“Tax” or “Taxes” means any federal, state, local, or foreign income, franchise, profits, gross receipts, capital base, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, Social Security, disability, occupation, real property, real property transfer, severance, excise and any other taxes or surcharges imposed by a Taxing Authority, including any related interest, penalties, or addition thereto.
“Tax Adjustment” has the meaning set forth in Section 8.8(a).
“Tax Contest” means any civil, criminal, administrative, or other claim, action, suit, litigation, arbitration, investigation, examination, audit, or other similar proceeding in respect of Taxes, in each case by or before any Governmental Entity or arbitral body or any Person acting on behalf of a Governmental Entity.
“Tax Returns” means any return, report, statement or other written information (including any election, declaration, disclosure or schedule) filed or required to be filed with respect to any Taxes, including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency or Person (if any) charged with the assessment, determination, collection or other imposition of such Tax for such entity or subdivision.
“Third Party Claim” has the meaning set forth in Section 9.4(a).
“Third Party Defense” has the meaning set forth in Section 9.4(b).
“Transfer Taxes” means all transfer, sales, use, real property transfer, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Transferred Adviser Representative” means any Adviser Representative who accepts Buyer’s offer of employment extended in accordance to Section 10.1(c) hereof, has executed a career agent or similar agreement on or prior to the Closing Date, and who commences employment with the Buyer or any of its Affiliates on or within 30 days following the Closing Date (or, if such Transferred Adviser Representative is on short- or long-term disability or other approved leave of absence as of the Closing Date, on or within 30 days following receipt of an offer from the Buyer or any of its Affiliates in accordance with Section 10.1(a)(ii) hereof.
“Transferred Broker” means any Broker who accepts Buyer’s offer extended in accordance with to Section 10.1(d) hereof, has executed a brokerage or similar agreement at or prior to the Closing Date, and who commences service to the Buyer or any of its Affiliates on or within 30 days following the Closing Date.
“Transferred Employees” has the meaning set forth in Section 10.1(a).
“Transferred New Hire GDC” means, the sum an amount equal to the sum of the New Hire GDC for each Transferred New Hire Adviser Representative.
“Transition Services Agreement” means the Transition Services Agreement between Buyer, Seller and its Relevant Affiliates, to be negotiated in good faith by the Parties in accordance with the terms and conditions set forth in Exhibit C and executed on the Closing Date.
“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).
“Undisputed Amounts” has the meaning set forth in Section 2.3(b).
“Unvested Assumed Deferral Amount” means any after-Tax amount (computed based on the Buyer’s applicable Tax rate in respect of such payments) actually paid by the Buyer in respect of deferred compensation payable pursuant to the Assumed Deferred Compensation Plans that is not fully vested immediately prior to the Closing in accordance with the terms of the applicable Assumed Deferred Compensation Plans as in effect as of immediately prior to the Closing.
“Use Agreement” has the meaning set forth in Section 7.19(a).
“WARN Act” has the meaning set forth in Section 10.1(o).
SECTION 2.    PURCHASE AND SALE OF SECURITIES AND PURCHASED PROPERTY.
SECTION 2.1.    Closing Date Transactions.
(a)    Purchase and Sale of the Shares and the Purchased Property. Subject to the terms and conditions set forth in this Agreement, at the Closing, in exchange for the Purchase Price: (i) the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the

Shares; and (ii) the Seller shall cause the applicable Relevant Affiliates to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and accept from the applicable Relevant Affiliates, all right, title and interest of such Relevant Affiliate in and to the Purchased Property, wherever located, free and clear of any Liens (other than Permitted Liens).
(b)    Closing Statements.
(i)    On the day that is five Business Days immediately prior to the anticipated Closing Date, the Buyer shall deliver to the Seller a list of the Adviser Representatives who are expected to become Transferred Adviser Representatives or Transferred Brokers at Closing. Using such information, the Seller shall prepare and deliver to the Buyer a statement setting forth a good faith estimate of the Closing GDC Amount and the calculations required to confirm satisfaction of the condition set forth in Section 11.1(h) (the “GDC Closing Statement”), together with all related supporting schedules, calculations and documentation.
(ii)    On the day that is five Business Days immediately prior to the anticipated Closing Date, the Seller shall prepare and deliver to the Buyer a statement setting forth a good faith estimate of the Company Closing Net Worth (the “Estimated Company Closing Net Worth”) and the Company Net Worth Closing Adjustment (the “Closing Statement”), together with all related supporting schedules, calculations and documentation. The Closing Statement shall be binding on the Parties for the purposes of determining the Company Net Worth Closing Adjustment payable by the Buyer to the Seller at the Closing.
(c)    Purchase Price. The “Purchase Price” shall be an amount equal to the sum of (i) $164,550,000.00, plus (ii) the Company Net Worth Closing Adjustment (which may be a negative number), plus (iii) the outstanding balance of any Post-Signing Assumed Loan, plus (iv) the Additional Amount, subject to adjustment following the Closing as set forth in Section 2.2. The Buyer shall pay the Purchase Price to the Seller on the Closing Date in cash by wire transfer of immediately available U.S. funds to an account or accounts to be specified by the Seller and otherwise in accordance with Section 2.5(a)(i).
(d)    Purchased Property Sale at Closing. The sale, transfer, assignment and delivery by each of the Seller and the applicable Relevant Affiliates of the Purchased Property to the Buyer, as herein provided, shall be effected at the Closing by the execution and delivery of the Assignment and Assumption Agreement, the Assignment and Assumption of Lease Agreements and the License Agreements.
(e)    Assumption of Liabilities. From and after the Closing, the Buyer shall assume and the Buyer hereby agrees to pay, perform and discharge when due, all of the liabilities, claims, contingencies, obligations or causes of action that arise or are incurred after, or, if before, to the extent relating to any period after, the Closing Date to the extent relating to or arising from the Purchased Property (other than any such liabilities, claims, contingencies, obligations or causes of action that arise or are incurred after the Closing Date to the extent relating to any period prior to the Closing Date) or any of the liabilities and obligations set forth on Section 2.1(e) of the Disclosure Schedule (the “Assumed Liabilities”), but excluding, for the avoidance of doubt, the Excluded Liabilities.
(f)    Retention of Excluded Liabilities. The Buyer shall not assume any liabilities, claims, contingencies, obligations or causes of action in respect of the Purchased Property (including, without limitation, any liabilities set forth on Section 2.1(f) of the Disclosure Schedule) other than the Assumed Liabilities (all such other liabilities and obligations, the “Excluded Liabilities”) and the Excluded Liabilities shall remain the liabilities and obligations of the applicable Seller or the Relevant Affiliate before and after the Closing.
(g)    Assumption of Assumed Plans and Retention Awards. Notwithstanding anything herein to the contrary, from and after the Closing, the Buyer shall assume each of the Assumed Plans (including all related administrative obligations, and, subject to the provisions of Section 10.1(k)(ii)) and all Retention Awards, the Buyer hereby agrees to pay, perform and discharge when due, all of the liabilities, claims, contingencies, obligations or causes of action that arise or are incurred or are payable after the Closing Date to the extent relating to or arising from the Assumed Plans and the Retention Awards. For the avoidance of doubt, nothing in this Section 2.1(g) shall be construed to cancel, extinguish or amend the Buyer’s right to reimbursement pursuant to Sections 10.1(l)(i) and (ii) below.
SECTION 2.2.    Post-Closing Adjustment.
(a)    The Buyer will prepare and deliver to the Seller, no later than 60 days after the Closing Date, a statement setting forth the exact amount of the Company Closing Net Worth (the “Post-Closing Statement”), calculated in accordance with the provisions set forth in the definition of “Company Closing Net Worth” herein, together with all related supporting schedules, calculations and documentation. The Post-Closing Statement shall not be binding on the Parties for the purposes of determining the Post-Closing Adjustment Amount payable by the Buyer or the Seller, as applicable, to the other Party, as provided herein, until the earlier of (i) the Seller confirming it has accepted such calculation of the Company Closing Net Worth in writing to the Buyer, and (ii) if the Seller has failed to deliver a Notice of Objection to the Buyer in respect of the Post-Closing Statement, the end of the last day of the Review Period in respect of the Post-Closing Statement, and (iii) the decision of the Independent Expert pursuant to Section 2.3 in respect of any Notice of Objection delivered by the Seller to the Buyer in respect of the Post-Closing Statement. In the event the Seller disagrees with any portion of the Post-Closing Statement, the Seller may object in accordance with the procedures set forth in Section 2.3 following the Closing. The amount by which the Company Closing Net Worth as finally determined pursuant to this Section 2.2(a) and Section 2.3 exceeds or is less than the Estimated Company Closing Net Worth in absolute value shall be referred to as the “Post-Closing Adjustment Amount”.
(b)    Promptly upon the Post-Closing Statement becoming binding on the Parties, and in any event within 5 Business Days thereafter, (i) if the Company Closing Net Worth exceeds the Estimated Company Closing Net Worth, the Buyer shall pay to the Seller, and

(ii) if the Estimated Company Closing Net Worth exceeds the Company Closing Net Worth, the Seller shall pay to the Buyer, an amount equal to the Post-Closing Adjustment Amount in cash by wire transfer of immediately available U.S. funds to an account or accounts to be specified by the applicable Party.
SECTION 2.3.    Dispute and Payment Procedures.
(a)    Upon receipt from the Buyer, the Seller shall have 60 days to review the Post-Closing Statement (the “Review Period”). At the Seller’s request, the Buyer (i) shall reasonably cooperate and assist, and, if applicable, shall cause the Company and its Representatives to reasonably cooperate and assist, the Seller and its Representatives in the review of the Post-Closing Statement (including by executing such documents and other instruments and taking such further actions as may be reasonably required to cause the Buyer and its and, if applicable, the Company’s accountants to deliver to the Seller and their respective Representatives copies of their work papers relating to the Company and the Shares, as well as, solely in the case of the Buyer, the Acquired Assets and Liabilities) and (ii) shall provide the Seller and its Representatives with any information reasonably requested by the Seller that is necessary for its review of the Post-Closing Statement. If the Seller disagrees with the Buyer’s computations in the Post-Closing Statement, the Seller shall, on or prior to the last day of the Review Period, deliver a written notice to the Buyer (the “Notice of Objection”), which sets forth the Seller’s objections to the Buyer’s calculations in the Post-Closing Statement. Any Notice of Objection shall specify those items or amounts with which the Seller disagrees (the “Disputed Amounts”) and shall set forth the Seller’s calculations of such items or amount based on such objections.
(b)    If the Seller does not deliver a Notice of Objection to the Buyer within the Review Period, the Seller shall be deemed to have accepted the Buyer’s calculations in the Post-Closing Statement and such calculations shall be final, conclusive and binding. If the Seller delivers a Notice of Objection to the Buyer within the Review Period, the Buyer and the Seller shall, during the 30-day period following delivery of such Notice of Objection or any mutually agreed extension thereof, negotiate in good faith to reach agreement on the Disputed Amounts; provided, however, that any amounts not being disputed (the “Undisputed Amounts”) shall be final, conclusive and binding on the Parties. If, at the end of such period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm as may be mutually acceptable to the Buyer and the Seller (the “Independent Expert”). The Parties shall instruct the Independent Expert promptly to determine, solely with respect to the Disputed Amounts, whether and to what extent, if any, the Post-Closing Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Buyer and the Seller and not on an independent review. The Buyer and the Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than 30 days after its retention, the Independent Expert shall deliver to the Buyer and the Seller a report that sets forth its resolution of the Disputed Amounts and its calculation of the Post-Closing Statement; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Expert. The Buyer and the Seller agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.
(c)    The amount of any payment to be made pursuant to Section 2.1 shall bear interest from and including the date such payment becomes due at a rate per annum equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition on the Closing Date. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.
(d)    Any payment required to be made pursuant to Section 2.1 or Section 2.2, as applicable, shall be made by wire transfer of immediately available funds to such account or accounts designated in writing by the receiving party at least one Business Day prior to such transfer.
SECTION 2.4.    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, on the third Business Day after all the conditions to the obligations of the Parties hereunder set forth in Section 11 hereof have been satisfied or waived (other than those conditions that are not capable of being satisfied until the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).
SECTION 2.5.    Transactions to Be Effected at the Closing.
(a)    At the Closing, the Buyer will deliver to the Seller:
(i)    an amount (by wire transfer of immediately available funds in Dollars to such account or accounts specified by the Seller to the Buyer at least three (3) Business Days prior to the Closing) equal to the Purchase Price;
(ii)    a counterpart signature page to the Distribution Agreement, duly executed by the Buyer;
(iii)    a counterpart signature page to the Product Development and Distribution Agreement, duly executed by the Buyer;

(iv)    a counterpart signature page to the Transition Services Agreement, duly executed by the Buyer;
(v)    a counterpart signature page to the PlanSmart Services Agreement, duly executed by the Buyer;
(vi)    a counterpart signature page to the Assignment and Assumption Agreement, the Assignment and Assumption of Lease Agreements and the License Agreements, duly executed by the Buyer;
(vii)    a counterpart signature page to the Intellectual Property License Agreement, duly executed by the Buyer, if necessary;
(viii)    a counterpart signature to the cross-receipt for the Purchase Price, duly executed by the Buyer;
(ix)    a counterpart signature page to the MetLife USA Side Letter, duly executed by the Buyer;
(x)    in the event a Separation has occurred, a counterpart signature page to the Parent Entity Side Letter, duly executed by the Buyer; and
(xi)    all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 11.2 of this Agreement.
(b)    At the Closing, the Seller will deliver to the Buyer:
(i)    the Shares, each duly endorsed by the Seller for transfer to the Buyer or accompanied by separate stock powers attached thereto and signed in blank;
(ii)    all corporate books and records of the Company;
(iii)    ownership of all of the books and records related to the operation of the Company (not transferred pursuant to subsection (ii) above), including those books and records, whether in electronic or paper format, that are retained in a manner such that they are readily identifiable as records of the Company or that relate primarily to the Acquired Assets and Liabilities (other than any assets that are not capable of being transferred at the Closing which shall be subject to the Seller’s obligations pursuant to Section 2.6), which will be transferred to the Buyer;
(iv)    a counterpart signature page to the Distribution Agreement, duly executed by MetLife USA;
(v)    a counterpart signature page to the Product Development and Distribution Agreement, duly executed by MetLife USA;
(vi)    a counterpart signature page to the Transition Services Agreement, duly executed by the Seller;

(vii)    a counterpart signature page to the PlanSmart Services Agreement, duly executed by the Seller;
(viii)    a counterpart signature page to the Assignment and Assumption Agreement, the Assignment and Assumption of Lease Agreements and the License Agreements, duly executed by the Seller;
(ix)    a counterpart signature page to the Intellectual Property License Agreement, duly executed by the Seller and/or any applicable Relevant Affiliate, if necessary
(x)    a counterpart signature to the cross-receipt for the Purchase Price, duly executed by the Seller;
(xi)    a counterpart signature page to the MetLife USA Side Letter, duly executed by MetLife USA;
(xii)    in the event a Separation has occurred, a counterpart signature page to the Parent Entity Side Letter, duly executed by Parent Entity; and
(xiii)    all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 11.1 of this Agreement.
SECTION 2.6.    Procedures for Assets Not Transferable. Notwithstanding anything to the contrary contained in this Agreement, if any Purchased Property is not assignable or transferable to the Buyer without the consent of any Governmental Entity or third party, and such consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or transfer thereof unless and until such consent is obtained. In such case, the Seller shall, or shall cause each applicable Relevant Affiliate to, (i) use commercially reasonable efforts and cooperate with the Buyer to obtain such consent as soon as practicable after the Closing Date, it being understood that neither such Relevant Affiliate nor any of its Affiliates (including the Seller) shall be required to expend money, or commence any litigation or offer or grant any accommodation (financial or otherwise) to obtain such consents (except as expressly set forth in Section 7.19), and (ii) until such necessary consent is obtained, provide Buyer or any applicable Affiliate designated by Buyer in an arrangement reasonably acceptable to Buyer the full benefits and burdens in respect of any such Purchased Property, including enforcement for the benefit of Buyer or any such Affiliate designated by Buyer of any and all rights of Seller or the applicable Relevant Affiliate against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Upon obtaining the requisite consent of any Governmental Entity or third party, any Purchased Property that was not assigned or transferred at the Closing in accordance with the terms of this Section 2.6 shall be promptly transferred and assigned to the Buyer at no additional cost.
SECTION 2.7.    No Withholding for the Seller. Provided that the certificate described in Section 11.1(i) is delivered, Buyer shall not withhold for any U.S. federal tax with respect to any payments of the Purchase Price made hereunder to the Seller. Seller is permitted to withhold amounts from the Purchase Price as required under applicable state and local Law. However, if Buyer intends to withhold any such amounts from the Purchase Price, Buyer shall promptly notify Seller of such intention and shall use commercially reasonable efforts to provide such notice at least within fifteen (15) days of the expected Closing Date. Furthermore, Buyer shall reasonably cooperate with Seller to reduce the amount of withholding Taxes imposed on the payment of the Purchase Price, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes.
SECTION 3.    REPRESENTATIONS AND WARRANTIES OF THE SELLER.
Subject to the matters set forth in the disclosure schedules accompanying this Agreement (collectively, the “Disclosure Schedule”), the Seller hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows (provided that for purposes of this Section 3, the term “Affiliates” does not include the Company):
SECTION 3.1.    Organization, Authority and Enforceability.
(c)    The Seller (and each Affiliate that will enter into an Ancillary Agreement) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate) has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate) of this Agreement and the Ancillary Agreements to which it will be a party, and the consummation by the Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate) of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate), and no other action is necessary on the part of the Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate) to authorize this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and at Closing each Ancillary Agreement to which the Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate) will be a party will be, duly executed and delivered by the Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate) and, assuming the due authorization, execution and delivery by each other Party hereto and thereto, this Agreement and each Ancillary Agreement to which the Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate) will be a party constitutes (or, upon execution and delivery thereof, will constitute) a legal, valid and binding obligation of the Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate), enforceable against the Seller (or, in the case of the Ancillary Agreements, where and to the extent applicable, its relevant Affiliate) in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
(d)     The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. A correct and complete copy of the Organizational Documents of the Company has been provided or made available to the Buyer, and each such Organizational Document is in full force and effect. The Seller has provided or made available to the Buyer copies of the corporate records of the Company, including minutes of shareholder and director meetings and resolutions adopted by the shareholders or directors of the Company, whether in person or via written consent in lieu of a meeting of the shareholders or directors, as applicable.
SECTION 3.2.    Noncontravention.
(e)    Neither the execution, delivery and performance of this Agreement by the Seller or any Ancillary Agreement by the Seller (or, to the extent applicable, its relevant Affiliate), nor the consummation of the transactions contemplated hereby or thereby, will, with or without the giving of notice or the lapse of time or both, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or require that a notice be given to, or a Consent be obtained from, a third party (excluding a Governmental Entity), or result in the creation or imposition of any Lien upon the Seller (or, to the extent applicable, any of its Affiliates party to an Ancillary Agreement), any of the Shares, the Purchased Property or any of the other assets of the Seller (or any of its Affiliates party to an Ancillary Agreement), under (i) the Organizational Documents of the Seller (or, to the extent applicable, its relevant Affiliate), (ii) any Law or Order applicable to the Seller (or, to the extent applicable, its relevant Affiliate party to an Ancillary Agreement), or (iii) any Contract to which the Seller (or, to the extent applicable, any of its Affiliates party to an Ancillary Agreement or any Relevant Affiliate) is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to perform its obligations under this Agreement.
(f)    No consent, approval, license, permit, certificate or authorization from any Governmental Entity (each, a “Permit”) of, or registration, declaration or filing with a Governmental Entity (each, a “Filing”), is required in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by the Seller (or, to the extent applicable, any of its Affiliates party to an Ancillary Agreement) other than (i) those Permits and Filings that have been obtained or made by the Seller or the Relevant Affiliates prior to the date hereof (copies of which have been provided to the Buyer), (ii) those Permits and Filings required as a result of the identity or regulatory obligations of the Buyer and its Relevant Affiliates, and (iii) those Permits and Filings the failure of which to obtain or make would not, individually or in the aggregate, materially impair the Seller’s ability to perform its obligations hereunder.
(g)    Except as set forth on Section 3.2(c) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, with or without the giving of notice or the lapse of time or both, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or require that a notice be given to, or a Consent be obtained from, a third party (excluding a Governmental Entity), or result in the creation or imposition of any Lien upon the Company or any of the assets of the Company under (i) the Organizational Documents of the Company, (ii) any Law or Order applicable to the Company, or (iii) any Material Contract, except in the case of clauses (ii) and (iii), to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)     No Permit of, or Filing with, any Governmental Entity by the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements other than (i) the Permits and Filings set forth on Section 3.2(d) of the Disclosure Schedule, (ii) those Permits and Filings that have been obtained or made by the Seller and the Relevant Affiliates (including the Company) prior to the date hereof, and (iii) those Permits and Filings the failure of which to obtain or make would not be material to the Company or its operations.
SECTION 3.3.    Title to Shares. The Seller owns (of record and beneficially) good and valid title to the Shares, free and clear of all Liens (other than any Permitted Lien).
SECTION 3.4.    Title to Purchased Property. The Seller and each Relevant Affiliate owns or has a valid leasehold interest in or other right to use, good and valid title to (or, if applicable, a valid leasehold interest in, or other right to use), the applicable Purchased Property, free and clear of all Liens (other than any Permitted Lien).
SECTION 3.5.    Capitalization.
(a)    The authorized capital stock of the Company consists of 1,000 shares of capital stock, par value $1.00, of which 25 shares of common stock are issued and outstanding (the “Shares”).
(b)    All of the outstanding Shares were validly issued, are fully paid and nonassessable and free of preemptive rights, rights of first refusal and subscription rights, and were not issued in violation of the Organizational Documents of the Company. There are no outstanding restrictions on transfers or voting of the Shares and no Person has been granted any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Equity Securities of the Company.
(c)     The Company has no Subsidiaries. The Company, directly or indirectly, owns no or has no right to acquire any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity, other than investment assets owned or held in the ordinary course of business.
SECTION 3.6.    Legal Proceedings.
(a)    Except as disclosed on Section 3.6(a) of the Disclosure Schedule, there are no (i) Legal Proceedings pending or, to the Knowledge of the Seller, threatened against the Seller or any Relevant Affiliate, other than as would not have a material adverse effect on the Seller’s ability to enter into this Agreement or consummate the transactions contemplated hereby, or (ii) material Legal Proceedings pending or, to the Knowledge of the Seller, threatened against the Company.
(b)    Except as disclosed on Section 3.6(b) of the Disclosure Schedule, the Company is not subject to any material Order.
(c)    Except as disclosed on Section 3.6(c) of the Disclosure Schedule, there are no material Legal Proceedings pending or, to the Knowledge of the Seller, threatened against or otherwise primarily relating to the Business or the transactions contemplated herein.
(d)    Except as disclosed on Section 3.6(d) of the Disclosure Schedule, neither Seller nor any of the Relevant Affiliates are subject to any material Order related to the Business.
SECTION 3.7.    Brokers. Other than Sandler O’Neill + Partners, L.P., neither the Seller nor the Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
SECTION 3.8.     Broker-Dealer and Insurance Matters.
(a)    The Company is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance in all material respects with the applicable provisions of the Exchange Act and the rules promulgated thereunder applicable to broker-dealers. The Company is a member organization in good standing of FINRA and in compliance in all material respects with all applicable rules and regulations of FINRA as well as with the terms of its membership agreement with FINRA. The Company is duly registered as a broker-dealer and, where applicable, licensed as an insurance agency under, and is in compliance in all material respects with, the Laws of all jurisdictions in which it is required to be so licensed or registered. The jurisdictions in which the Company is required to be so licensed or registered are set forth in Section 3.8(a) of the Disclosure Schedule. The Company is a member of the Securities Investor Protection Corporation and is registered with the Municipal Securities Rulemaking Board.

(b)    Each Business Associate who is required to be registered, licensed or qualified with any Governmental Entity in order to perform his or her responsibilities for or on behalf of the Company or the Business is, and since December 31, 2013 (or such more recent date on which such Person first became associated with the Company or the Business) has been, duly and properly registered, licensed or qualified in all material respects as a registered representative or principal and such licenses are, and since December 31, 2013 have been, in full force and effect, or such Person is in the process of being registered as such within the time periods required by applicable Law. None of the Company, any such Business Associates described in the foregoing sentence or the Company’s directors, officers, employees, or their Associated Persons to the extent applicable is (i) subject to any order of any Governmental Entity that permanently enjoins such Person from engaging in or continuing any conduct or practice in connection with any activity involving or in connection with the purchase or sale of any security or (ii) ineligible to serve as a broker-dealer or an Associated Person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act). There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened in writing that would reasonably be expected to result in the Company, the Business Associates, the Company’s directors, officers, employees, or Associated Persons, becoming subject to an order described in clause (i) of the foregoing sentence or ineligible to serve in a capacity described in clause (ii) of the foregoing sentence.
(c)    The Company maintains its minimum Net Capital (i) in compliance in all material respects with applicable Law imposed by the SEC or any other Governmental Entity and (ii) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act. The Company is in compliance in all material respects with all applicable regulatory requirements for the protection of customer funds and securities.
(d)    The Seller has made available to the Buyer a copy of the Company’s current Uniform Application for Broker-Dealer Registration on Form BD, which reflects all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”). Since December 31, 2013, each Form BD and the Company’s other registrations, declarations, reports, notices, forms and other documents required to be filed with any Governmental Entity in connection with its operations as a broker-dealer or insurance agency, and all amendments or supplements to any of the foregoing (collectively, the “Company Broker-Dealer Filings”), complied in all material respects at the time of filing with the requirements of applicable Law.
(e)    The Company maintains written policies and procedures reasonably designed to achieve compliance with applicable Law relating to or affecting the conduct of the broker-dealer and insurance activities of the Company. Since December 31, 2013, the Company has complied in all material respects with applicable Law concerning its supervisory responsibilities with respect to Adviser Representatives and Brokers associated with it. The Company has, and since December 31, 2013 has had, an anti-money laundering program and a customer identification program in compliance in all material respects with applicable Law and has not failed to comply in any material respect with the terms of such programs.
(f)    The Company has timely filed all Company Broker-Dealer Filings since December 31, 2013. The Company Broker-Dealer Filings are in full force and effect and all material fees and assessments due and payable in connection therewith have been paid in a timely manner. The information contained in the Company Broker-Dealer Filings filed by the Company with any Governmental Entity since December 31, 2013 was complete and accurate in all material respects as of the time of filing thereof.
(g)    Since December 31, 2013, (i) the Company and, to the Knowledge of the Seller, each Business Associate and each of the Company’s officers, employees, solicitors, third-party administrators, managers, brokers and distributors, that have marketed or sold investment products or securities, or provided other brokerage services, have done so in compliance in all material respects with applicable Law governing the marketing, solicitation, sale, investment management or issuance of securities and other investment products as well as investment advisory services, or in connection with any advice provided with respect thereto, including with respect to churning, twisting, suitability, conservation, surrender, investment or allocation of funds, market timing or late trading and (ii) the Company has not breached, and to the Knowledge of the Seller, there have been no instances of Adviser Representatives or Brokers for the Company having breached in any material respect, the material terms of any applicable Representative Contract or client, agency or broker contract.
(h)    The Company and, to the Knowledge of the Seller, the Adviser Representatives and Brokers are and have been since December 31, 2013, in connection with the insurance and annuity contracts marketed and sold by the Company, in compliance in all material respects with all applicable Laws regulating the marketing and sale of such insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.8(h), (i) “advertisement” means any material designed to create public interest in insurance policies and annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract and (ii) “replacement transaction” means a transaction in which a new life insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing life insurance policies or annuity contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.
(i)    Since December 31, 2013, (i) the Company and, to the Knowledge of the Seller, each Adviser Representative and each Broker at the time that such Person wrote, sold or produced any insurance policy or annuity contract on behalf of the Company or the Business, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Person) in the particular jurisdiction in which such Person wrote, sold or produced such business, and no such Person violated any term or provision of applicable Law relating to the writing, sale or production of such business in any material respect, (ii) no Adviser Representative or Broker has breached the material terms of any agency or broker Contract with the Company or any of its Affiliates in any material respect or violated any applicable Law or policy of the Company or the relevant Affiliate in the solicitation, negotiation, writing, sale or production of such business in any material respect and (iii) no Adviser Representative or Broker has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of any applicable Law in connection with such Person’s actions in his, her or its capacity as an Adviser Representative or Broker for the Company or the Business with respect to insurance policies or annuity contracts, and there exists no enforcement or disciplinary proceeding alleging any such violation.
SECTION 3.9.    Investment Adviser Matters.
(a)    The Company is duly registered under the Advisers Act as an Investment Adviser with the SEC and is in compliance in all material respects with the applicable provisions of the Advisers Act and the rules promulgated thereunder applicable to Investment Advisers. The Company is duly registered as an Investment Adviser under, and in compliance in all material respects with, the Laws of all jurisdictions in which it is required to be so registered, and/or it has made the required notice filing with the relevant jurisdictions, all of which are set forth on Section 3.9(a) of the Disclosure Schedule.
(b)    Each Business Associate and each of the Company’s officers and employees and independent contractors who are required to be registered, licensed or qualified as an investment adviser representative is, and since December 31, 2013 (or such more recent date on which such Business Associate first became associated with the Company) has been, duly registered as such and such registrations are and were, since December 31, 2013, in full force and effect, or such Person is in the process of being registered as such within the time period required by applicable Law. Neither the Company nor any of its Associated Persons or “supervised persons” (as defined in the Advisers Act) are ineligible to serve as an investment adviser or as an Associated Person of a registered investment adviser, as is described in Sections 203(e) and (f) of the Advisers Act, respectively, or subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act. There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened in writing that would reasonably be expected to result in the Company, the Dedicated Employees, the Company’s directors, officers, employees, or Associated Persons, or, to the Knowledge of the Seller, the Adviser Representatives or Brokers becoming subject to an order described in the foregoing sentence. The Company has resolved all material deficiencies asserted by any Governmental Entity in connection with any regulatory examination or other similar proceeding relating to its investment advisory or investment management activities.

(c)    The Seller or its Affiliates have made available to the Buyer a copy of the Company’s Uniform Applications for Investment Adviser Registration on Form ADV filed since December 31, 2013, reflecting all amendments thereto filed with the Investment Adviser Registration Depository of FINRA prior to the date of this Agreement (a “Form ADV”). Each Form ADV and the Company’s other registrations, declarations, reports, notices, forms and other documents required to be filed with any Governmental Entity in connection with its operations as an investment adviser, and all amendments or supplements to any of the foregoing (collectively, the “Company Investment Adviser Filings”), complied in all material respects at the time of filing with the requirements of applicable Law.
(d)    The Company has timely filed all Company Investment Adviser Filings since December 31, 2013. The Company Investment Adviser Filings are in full force and effect and all material fees and assessments due and payable in connection therewith have been paid in a timely manner. The information contained in the Company Investment Adviser Filings filed by the Company with any Governmental Entity since December 31, 2013 was complete and accurate in all material respects as of the time of filing thereof.
(e)    As it relates to its investment advisory activities, the Company has implemented written policies and procedures in compliance in all material respects with applicable Law, and such policies and procedures have been made available to the Buyer. Except as otherwise noted in any Company Investment Adviser Filing, the Company has been in compliance in all material respects with such policies and procedures.
(f)    Since December 31, 2013, to the Knowledge of the Seller, (i) each of the Company, the Business Associates, and the Company’s directors, officers and employees have provided investment advisory services in compliance in all material respects with applicable Law governing the provision of investment advisory or investment management services, (ii) the Company has not breached, and there have been no instances of an Adviser Representative or Broker for the Company having breached in any material respect, the terms of any applicable Representative Contract or Advisory Client Agreement, and (iii) all compensation paid to the Company in connection with investment advisory or investment management services and in turn paid or shared by the Company with others has complied in all material respects with applicable Law.
(g)    To the Knowledge of the Seller, each client to which the Company provides investment management, advisory, subadvisory or other services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a person acting on behalf of such a plan or (iii) an entity whose assets include the assets of such a plan within the meaning of ERISA has been managed by the Company such that (A) the exercise of such management or provision of any such services is in compliance in all material respects with the applicable fiduciary duty requirements, if any, of ERISA and (B) the Company has not engaged in a “Prohibited Transaction” within the meaning of Section 406 of ERISA or Section

4975(c) of the Code that would subject it to liability or Taxes under Section 5409 or 502(i) of ERISA or Section 4975(a) of the Code.
SECTION 3.10.    GDC.
(a)    Section 3.10 of the Disclosure Schedule sets forth a list of each Adviser Representative and Broker who provides services to the Business as of the date of this Agreement and for each of them sets forth the GDC attributable to each Adviser Representative and Broker for the year ended December 31, 2015 in the aggregate expressed as a dollar amount. From January 1, 2016 through the date hereof, except as disclosed in Section 3.10 of the Disclosure Schedule, no Adviser Representative or Broker has notified the Seller, Company or any Relevant Affiliate in writing of an intent to terminate the relationship of such Adviser Representative or Broker with the Seller or any of its Affiliates.
(b)    The Additional Financial Schedule has been prepared in all material respects in accordance with the Calculation Principles and has been derived in all material respects from applicable Records of the Business.
SECTION 3.11.     Financial Statements.
(a)    The Seller has previously furnished, or made available to, the Buyer copies of (i) the audited balance sheets of the Company as of December 31, 2014 and December 31, 2015, and the related audited statements of income, shareholder’s equity and cash flows for the years ended December 31, 2014 and December 31, 2015, and (ii) the audited balance sheets of the Company (each, a “Balance Sheet” and collectively, the “Balance Sheets”) as of December 31, 2015 (the “Balance Sheet Date”), and the related audited statements of income, shareholder’s equity and cash flows for the year ended December 31, 2015 (the foregoing subclauses (i) and (ii) are referred to collectively as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto), and, on that basis, present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company as of the indicated dates and for the indicated periods.
(b)    The books and records of the Company have been maintained in material compliance with all applicable Laws.
(c)    The Company has systems of internal accounting controls that are designed to reasonably ensure that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d)    Except for (i) Liabilities expressly reflected, reserved against or otherwise disclosed in the Balance Sheets or the notes to the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and (iii) Liabilities incurred pursuant to the transactions contemplated by this Agreement, the Company has no material Liabilities.
SECTION 3.12.     Absence of Certain Changes or Events. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course of business, except in connection with any process relating to a sale of the Company, including entering into this Agreement. Without in any way limiting the following, except as expressly contemplated or permitted by this Agreement and the Ancillary Agreements, from the Balance Sheet Date, to the date hereof, (a) there has not been any event that has had or would reasonably be expected to have a Material Adverse Effect, or that would materially impair or delay the ability of the Seller to consummate the transactions contemplated by, or to perform its respective obligations under, this Agreement or the Ancillary Agreements, (b) there has not been any material damage, destruction or other casualty loss with respect to any material assets or property owned, leased or otherwise used by the Company, which damage, destruction or other casualty loss was not fully covered by insurance (subject to any applicable deductibles) and (c) except as set forth on Section 3.12(c) of the Disclosure Schedule, there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Closing, would, absent the consent of the Buyer, constitute a breach of Section 7.2.
SECTION 3.13.     Sufficiency of Assets. Except as set forth on Section 3.13 of the Disclosure Schedule, (i) the Purchased Property, (ii) the services to be provided to Buyer and its Affiliates under the Transition Services Agreement, (iii) the Company and the Buyer’s ownership thereof and rights thereto, and (iv) the Buyer’s or its Affiliate’s employment or engagement of the Transferred Employees and the Transferred Brokers are sufficient to enable the Buyer to conduct the Business after the Closing in substantially the same manner as conducted by the Seller and its Affiliates immediately prior to the Closing Date (the “Sufficiency Representation”).
SECTION 3.14.    Compliance with Laws; Permits; Filings.
(a)    Since December 31, 2013, the Company is, and the Relevant Affiliates with respect to the Business are, in material compliance with all Laws and the Seller and each of the Relevant Affiliates is in compliance in all material respects with all Laws applicable to ownership and use of the Purchased Property.
(b)    All material Permits that the Company requires in order to own, lease, maintain, operate and conduct its business as currently conducted are held by the Company. All material Permits each Relevant Affiliate requires in order to own, lease, maintain, operate and conduct the Business, are held by the Relevant Affiliate. The Company and each Relevant Affiliate is in compliance in all material respects with the terms of all such material Permits.

(c)    Since December 31, 2013, the Company has not received any written notification or written communication from any Governmental Entity (i) asserting that the Company is in material noncompliance with any applicable Law or is subject to any active regulatory enforcement action, (ii) threatening to revoke any material Permit, (iii) requiring the Company to enter into a material cease and desist order, agreement or memorandum of understanding, (iv) materially restricting or disqualifying the Company’s present business activities, or (v) threatening to initiate any material proceeding or investigation into the business or operations of the Company. The Company is not in material default in any respect with respect to any order, writ, judgment, award, injunction or decree of any court, arbitrator or other Governmental Entity.
(d)     Since December 31, 2013, none of the Seller or any of the Relevant Affiliates has received any written notification or written communication from any Governmental Entity (i) asserting that the Seller or such Relevant Affiliates are in material noncompliance with any applicable Law, (ii) threatening to revoke any material Permit, (iii) requiring the Seller or the Relevant Affiliates to enter into a material cease and desist order, agreement or memorandum of understanding, (iv) materially restricting or disqualifying the Seller’s or the Relevant Affiliates’ use of the Purchased Property, or (v) threatening to initiate any material proceeding or investigation into the Seller’s or the Relevant Affiliates’ use of the Purchased Property. None of the Seller or the Relevant Affiliates are in material default in any respect with respect to any order, writ, judgment, award, injunction or decree of any court, arbitrator or other Governmental Entity applicable to the Purchased Property or the transactions contemplated by this Agreement or any Ancillary Agreement to which they are a party.
(e)    Section 3.14(e) of the Disclosure Schedule sets forth a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted by any Governmental Entity constituting Purchased Permits, and all pending applications therefor. Each such Purchased Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Seller, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Purchased Permit invalid in any respect, except where such would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Seller, (a) neither the Company, the Seller nor any Relevant Affiliate is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or a violation, in any material respect, of any term, condition or provision of any Purchased Permit to which it is a party, to which its business is subject or by which its properties or assets are bound and (b) there are no facts or circumstances which would reasonably be expected to form the basis for any such default or violation.
SECTION 3.15.    Material Contracts.

(a)    Section 3.15(a) of the Disclosure Schedule sets forth a list of the following Contracts (other than a Plan), to which (x) a Company is a party, or (y) an Affiliate of a Company is a party and such Contract is utilized in the business of the Company:
(i)    each Intercompany Contract;
(ii)    any Contract providing for indemnification by the Company of (A) any officer, director, employee, agent of the Company or any of its Affiliates, or (B) any other Person, except in the case of this clause (B) for any such Contract that is a commercial Contract with a third party entered into in the ordinary course of business;
(iii)    any selling, principal, underwriting, distribution or similar agreement that resulted in revenues in excess of 10% of the aggregate total revenue earned by the Company during the fiscal year ended December 31, 2015;
(iv)    any applicable form or forms on which Representative Contracts are based with each Adviser Representative who has generated, or to whom is attributable, GDC in excess of $750,000 or more;
(v)    any agency, broker, selling, marketing, distribution, underwriting or similar Contract under which payments of $1,000,000 or more were made during the 12-month period ending on December 31, 2015;
(vi)    any loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving Indebtedness of the Company; and
(vii)    any Contract containing, to the Knowledge of the Seller, any covenant or provision that materially prohibits or restricts the Company from engaging in any line or type of business or operating in any geographical area and that would be binding upon the Company or the Buyer following the Closing;
(b)    The Contracts required to be set forth on Section 3.15(a) of the Disclosure Schedule are collectively referred to as the “Material Contracts”. Neither the Company nor, to the Knowledge of the Seller, any other party thereto, is in, or has received written notice of any, material violation of or material default under (including any condition that with the passage of time or the giving of notice would cause such a material violation or material default under) any Material Contract. Each Material Contract is a valid and binding agreement of the Company or an Affiliate thereof, as applicable, and is in full force and effect and is enforceable against the Company or such Affiliate of the Company and, to the Knowledge of the Seller, each other party thereto, in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
SECTION 3.16.    Taxes. Except as set forth on Section 3.16 of the Disclosure Schedule:

(a)    All material separate Tax Returns required by applicable Law to be filed by the Company have been duly and timely filed (taking into account applicable extensions properly obtained), and all such Tax Returns are true, correct, and complete in all material respects. All Taxes shown as due and payable on all such Tax Returns and any other Taxes due and payable by the Company (other than any such Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for on the applicable Financial Statements) have been paid.
(b)    There are no audits by any Governmental Entity or any other proceedings pending, asserted, or, to the Knowledge of the Seller, threatened in respect of any Taxes with respect to separate Tax Returns the Company files for which the Company is or may become liable.
(c)    The Company has not granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Taxes for which the Company is liable on a stand-alone basis or with respect to any Tax Return filed by the Company, which period (after giving effect to such extension or waiver) has not yet expired.
(d)    Since January 1, 2010, no jurisdiction in which the Company has not filed a particular type of Tax Return has asserted that the Company is required to file such Tax Return in such jurisdiction.
(e)    None of the assets of the Company is subject to any Lien for Taxes other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and are adequately reserved for on the applicable Financial Statements.
(f)    The Company has never been a member of an Affiliated Group for any Tax purposes other than the Affiliated Group of which the Seller is currently a member.
(g)    None of the Purchased Property is subject to any Lien for Taxes other than a Permitted Lien.
SECTION 3.17.    Tax Matters. None of the Purchased Property is subject to any Lien for Taxes other than a Permitted Lien.
SECTION 3.18.    Intellectual Property.
(a)    Section 3.18 of the Disclosure Schedule identifies all Registered Intellectual Property included in the Company Intellectual Property. With respect to any Registered Intellectual Property included in the Company Intellectual Property, all maintenance filings, fees or annuities that have come finally due for which the Seller, the Company or any of their respective Affiliates are responsible have been paid, except in each case, for any such Registered Intellectual Property that the Seller, the Company or any of their respective Affiliates (as applicable) have permitted to lapse or be abandoned in the ordinary course of business and in their reasonable business judgment.

(b)    The Company shall, as of the date of this Agreement, own, free and clear of any Lien, all right, title and interest in all Company Intellectual Property identified in Section 3.18(b) of the Disclosure Schedule. Excluding the Purchased Intellectual Property, which is addressed in Section 3.18(f), the Company Intellectual Property, the Seller Intellectual Property, the Peanuts Characters and the Licensed Intellectual Property constitute all material Intellectual Property used by, and reasonably necessary to the operation of, the businesses of the Company as they are conducted on the date of this Agreement.
(c)    Other than with respect to the Licensed Intellectual Property, for which no representations or warranties are made, to the Knowledge of the Seller, the operation of the businesses of the Company as currently conducted does not infringe upon or misappropriate the Intellectual Property of any third party, except as to the extent as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, the Seller (together with its Affiliates, excluding the Company) shall retain all licenses (i) for Licensed Intellectual Property at and after Closing except for (A) Licensed Intellectual Property licensed in the name of the Company and used primarily in the businesses of the Company, but not in the businesses of the Seller or any other Affiliate pursuant to the same license and (B) Assigned Contracts that are licenses for Intellectual Property; and (ii) the Peanuts Characters.
(d)    To the Knowledge of the Seller, no Person is engaging in any activity that infringes upon the Company Intellectual Property, except as to the extent as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    Except as set forth on Section 3.18(e) of the Disclosure Schedule, to the Knowledge of Seller, (i) none of the Seller, the Company, or any of their respective Affiliates have received any unresolved written claim or written notice from any Person within the three (3) years (or within the six (6) years, in the case of patents) ending on the date of this Agreement alleging that the operation of the Company’s businesses infringes in any material respect upon any Intellectual Property of any third party, and (ii) as of the date of this Agreement, there are no infringement, dilution or misappropriation claims or actions pending or threatened against the Company with respect to any Company Intellectual Property owned by the Company.
(f)    Section 3.18(f) of the Disclosure Schedule identifies all Registered Intellectual Property included in the Purchased Intellectual Property. With respect to any Registered Intellectual Property included in the Purchased Intellectual Property, all maintenance filings, fees or annuities that have come finally due for which the Seller or the Relevant Affiliates are responsible have been paid, except, in each case, for any such Purchased Intellectual Property that Seller or the Relevant Affiliates have permitted to lapse or be abandoned in the ordinary course of business and in their reasonable business judgment.
SECTION 3.19.    Insurance.

(a)    Section 3.19(a) of the Disclosure Schedule sets forth a true and complete list of the Current E&O Policies and each fidelity bond on which the Company is the named insured as of the date hereof. The insurance coverage provided by such policies and programs is on such terms, covers such risks, and is in such amounts as the insurance customarily carried by comparable Persons of established reputation similarly situated and carrying on the same or a similar business.
(b)    The insurance policies identified in Section 3.19(a) of the Disclosure Schedule, or renewals or replacements thereof, are in full force and effect, all premiums due with respect to such policies have either been paid or adequate provisions for the payment thereof have been made, the Company is not in material breach or default under, and has not taken any action or failed to take any action that would constitute a material breach or default (or an action or inaction that with notice or lapse of time or both would become a default) under, any of such policies, and, as of the date hereof, no material claim made under any such policy has been denied or disputed and, during the period the Company has been a Subsidiary of the Seller, the Company has made no claim under any directors and officers liability insurance policy insuring the Company. No notice of cancellation or termination of any such policy has been given to the Company and, to the Knowledge of the Seller, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will give rise, whether with the giving of notice, the lapse of time, or both, to any right to terminate or cancel such policies prior to the Closing.
SECTION 3.20.    Affiliate Transactions. Except as pursuant to a Plan or as set forth in the Financial Statements or Section 3.20 of the Disclosure Schedule, to the Knowledge of the Seller, there are no transactions or agreements between the Company, on the one hand, and (a) any of its current or former officers or directors or other Affiliates (other than any Intercompany Contract), (b) any Person who is a beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any associate (as defined in Rule 12b-2 under the Exchange Act) or Affiliate of any such officer, director or Person who is a beneficial owner of five percent (5%) or more of the voting securities of the Company, on the other hand.
SECTION 3.21.     Real Property. The Company owns no parcel of real property or any option to acquire any real property. The Company is not party to any lease or similar agreement under which the Company is the lessee or the sub-lessee of any real property owned by any third Person. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company has no Liability with respect to, or under, any lease or other agreement relating to any real property.
SECTION 3.22.    Assigned Contracts.
(a)    Section 3.22 of the Disclosure Schedule includes each Contract included in the Purchased Property and being assigned and assumed by the Buyer (each, an “Assigned Contract” and collectively, the “Assigned Contracts”). Such Contracts include:

(i)    any selling, principal, underwriting, distribution or similar agreement that resulted in revenues in excess of 10% of the aggregate total revenue earned in connection with the Purchased Property by the Seller or the Relevant Affiliates during the fiscal year ended December 31, 2015;
(ii)    any Assumed Loans;
(iii)    any agency, broker, selling, marketing, distribution, underwriting or similar Contract under which payments of $1,000,000 or more were made during the 12-month period ending on December 31, 2015;
(iv)    any loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving Indebtedness relating to the Purchased Property; and
(v)    the Relevant Affiliate Leases (excluding the Retained Leases).
(b)    Neither the Seller or the applicable Relevant Affiliate or its Affiliate nor, to the Knowledge of the Seller, any other party thereto, is in, or has received written notice of, any material violation of or material default under (including any condition that with the passage of time or the giving of notice would cause such a material violation or material default under) any Assigned Contract. Each Assigned Contract is a valid and binding agreement of the Seller or the applicable Relevant Affiliate or its Affiliate, is in full force and effect and is enforceable against the Seller, the applicable Relevant Affiliate or its Affiliate and, to the Knowledge of the Seller, each other party thereto in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
SECTION 3.23.    Leases.
(a)    Section 3.23(a) of the Disclosure Schedule sets forth a list of all real property leased, licensed, subleased, or otherwise occupied by a Relevant Affiliate in connection with the Business (the “Leased Real Property”) under any lease, license, permit, sublease, occupancy agreement, guaranty, letter of credit or other agreement (together with all amendments thereto, the “Relevant Affiliate Leases”) by address and the applicable Relevant Affiliate that is the occupant thereof.
(b)    Section 3.23(b) of the Disclosure Schedule sets forth a list of Relevant Affiliate Leases for any Leased Real Property that is the Office of Supervisory Jurisdiction (OSJ) of record for each of the forty member firms (the “Material Leased Real Property”) (together with all amendments thereto, the “Material Relevant Affiliate Leases”). True, complete and accurate copies of the Material Relevant Affiliate Leases have been delivered to the Buyer prior to the date hereof. The transactions contemplated by this Agreement do not require the consent or approval of the other party to the Material Relevant Affiliate Leases, except as otherwise set forth on Section 3.23(b) of the Disclosure Schedule.
(c)    No party to any Material Relevant Affiliate Lease has given the Seller or any Relevant Affiliate written notice of or, to the Knowledge of the Seller, made a claim with respect to any breach or default. No conditions or circumstances exist which, with the lapse of time or the giving of notice, or both, would (i) constitute a material default by the Relevant Affiliates under any Material Relevant Affiliate Lease or (ii) to the Knowledge of the Seller, constitute a material default by any other party to any Material Relevant Affiliate Lease.
(d)    To the Knowledge of the Seller, no Material Relevant Affiliate Lease is subject to any defenses, setoffs or counterclaims, and, to the Knowledge of the Seller, no obligations of any landlords or sublandlords thereunder are delinquent.
(e)    Each Material Relevant Affiliate Lease is in full force and effect and is the valid, binding and enforceable obligation of the applicable Relevant Affiliate in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting rights and remedies of creditors, and to general equity principles.
(f)    Each Material Leased Real Property occupied by the Relevant Affiliates is being used for the operation of the business of such Relevant Affiliate and is suitable for the same.
(g)    The Relevant Affiliates or their Affiliates have not entered into any occupancy agreements or subleases whereby any third party shares occupancy of any Material Leased Real Property, except as otherwise set forth on Section 3.23(g) of the Disclosure Schedule.
(h)    Section 3.23(h) of the Disclosure Schedule sets forth a list by address of all Leased Real Property which is at least partially occupied by personnel of a Relevant Affiliate that are not dedicated to a Premier Client Group (the “Shared Affiliate Leased Real Property”).
SECTION 3.24.    Employees and Benefit Matters.
(a)    Each Plan that is intended to qualify under Section 401(a) of the Code from which Buyer is required to accept a direct “rollover” pursuant to Section 10.1(j) hereof has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. From and after the Closing Date, Buyer and its Affiliates shall have no liabilities or obligations in respect of any Plan (other than the Assumed Plans and the Retention Awards) as a result of the transactions contemplated by this Agreement. No event has occurred and no condition exists that would reasonably be expected to subject the Buyer or any of its Subsidiaries (including, following Closing, the Company) to any liability imposed by ERISA or the Code, in each case, in respect of any employee benefit plan maintained, sponsored, or contributed to, by the Seller or any of its Subsidiaries, other than the Assumed Plans and the Retention Awards.
(b)    Section 1.1(c) of the Disclosure Schedule as delivered on the date hereof sets forth a true and complete list of each individual whose primary responsibility is the provision of brokerage and investment services to customers of the Business and that is designated as an “advisor representative” by the Company, the Seller, or any of the Relevant Affiliates as of the date hereof; Section 1.1(e) of the Disclosure Schedule as delivered on the date hereof sets forth a true and complete list of each individual who provides insurance brokerage and investment services to customers and is designated as a “broker” by the Company, the Seller, or any of the Relevant Affiliates as of the date hereof; within five (5) Business Days following the date hereof, Sellers shall provide Section 1.1(f) of the Disclosure Schedule, which shall, as of the date of delivery, set forth a true and complete list of each employee who primarily provides services to the Business and that is designated as a “dedicated employee” by the Seller or any applicable Relevant Affiliate as of the date hereof.
(c)    The Seller or the Relevant Affiliates have made available to the Buyer a true and complete copy of each Assumed Plan. There are no material claims or disputes pending, or to the Knowledge of the Seller, threatened with respect to any Assumed Plan, other than claims for benefits in the ordinary course of business and, or to the Knowledge of the Seller, none of the Assumed Deferred Compensation Plans are the subject of a governmental or regulatory audit, investigation or formal inquiry.
(d)    Each Assumed Plan has been designed, drafted and operated in all material respects in accordance with the terms of such Assumed Plan and applicable Laws, including, without limitation, Section 409A of the Code and the security benefit provisions of Section 4228 (b)(24) and (e)(5) of the New York Insurance Law. No Assumed Plan is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or subject to Title IV of ERISA. Each Adviser Loan has been designed, drafted and operated in all material respects in accordance with the terms of all applicable Laws, including, without limitation, Section 4228 ((b)(1) and (e)(9)) of the New York Insurance Law.
(e)    Except as set forth in Section 3.24(e) of the Disclosure Schedule, the Relevant Affiliates are not a party to any collective bargaining agreement in respect of the Business or any Business Associates nor, to the Knowledge of the Seller, are there any activities or proceedings of any labor union to organize any employees of the Business. Except as would not reasonably be expected, individually or in the aggregate, to result in any material liability to the Buyer or any of its Affiliates, with respect to each Business Associate, each Relevant Affiliate is currently in compliance with applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes.
(f)    There is no contract, plan or arrangement (written or otherwise) covering any Business Associate that, in connection with the transactions contemplated by this Agreement,

would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.
(g)    Notwithstanding any other representation and warranty in Section 3 or otherwise, the representations and warranties contained in this Section 3.24 constitute the sole representations and warranties of the Seller relating to any employee benefit matters and labor relations.
SECTION 3.25.    Exclusive Representations and Warranties. Except for the representations and warranties contained in this Section 3 and the certificate delivered pursuant to Section 11.1(c) (as qualified by the Disclosure Schedule), none of the Seller, nor any of its Affiliates (including the Relevant Affiliates), nor any of their respective directors, officers, employees, stockholders, agents, Affiliates or Representatives, has made or shall be deemed to have made any representation or warranty to the Buyer or any of its Affiliates, express or implied, at Law or in equity. The Seller hereby disclaims any representations or warranties not expressly set forth in this Section 3 and the certificate delivered pursuant to Section 11.1(c) (as qualified by the Disclosure Schedule) and the Buyer acknowledges and agrees that none of the Seller, nor any of its Affiliates (including the Relevant Affiliates), nor any of their respective directors, officers, employees, stockholders, agents, Affiliates or Representatives shall have or be subject to any liability to the Buyer, any of its Affiliates or any other Person with respect to any representations or warranties, express or implied, except as expressly set forth in this Section 3 and the certificate delivered pursuant to Section 11.1(c) (as qualified by the Disclosure Schedule).
SECTION 4.    [RESERVED.]
SECTION 5.    [RESERVED.]
SECTION 6.    REPRESENTATIONS AND WARRANTIES OF THE BUYER.
Subject to the matters set forth in the disclosure schedules delivered by the Buyer to the Seller (the “Buyer Disclosure Schedule”), the Buyer hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:
SECTION 6.1.    Organization, Authority and Enforceability. The Buyer is duly organized, validly existing and in good standing under the laws of Massachusetts. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified, individually or in the aggregate, would not reasonably be expected to materially delay or impair the Buyer’s ability to perform its obligations under this Agreement. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby has been duly authorized by all necessary action on the part of such Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement and the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each Ancillary Agreement to which the Buyer will be a party will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each other Party hereto and thereto, each of this Agreement and the Ancillary Agreements to which the Buyer will be a party constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
SECTION 6.2.    Noncontravention.
(d)    Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Buyer, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the giving of notice or the lapse of time or both, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or require that a notice be given to a third party under, or result in the creation or imposition of any Lien upon the Buyer or any of the other assets of the Buyer, under (i) the Organizational Documents of the Buyer, (ii) any Law or Order applicable to the Buyer, or (iii) any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation, individually or in the aggregate, would not reasonably be expected to materially delay or impair the Buyer’s ability to perform its obligations under this Agreement.
(e)    No Permit of, or Filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement by the Buyer, the performance by the Buyer of its obligations hereunder or thereunder or the consummation by the Buyer of the transactions contemplated hereby and thereby other than (i) the Permits and Filings set forth on Section 6.2(b) of the Buyer Disclosure Schedule, (ii) those Permits and Filings that have been obtained or made by the Buyer prior to the date hereof (copies of which have been or will be made available to the Seller) and (iii) those Permits and Filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to materially impair the Buyer’s ability to perform its obligations under this Agreement. No disciplinary matter or, to the Knowledge of the Buyer, other event or fact related to the Buyer or its Affiliates is reasonably likely to result in a denial of the FINRA Approval.
SECTION 6.3.    Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened against or otherwise relating to the Buyer that (a) challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or (b)

would, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Buyer’s ability to perform its obligations hereunder.
SECTION 6.4.    Financial Capability. Buyer has and will have on the Closing Date sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
SECTION 6.5.    No Distribution. The Buyer acknowledges that the Shares being acquired pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, or under any state or foreign securities Laws. The Buyer is purchasing the Shares for their own account and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws.
SECTION 6.6.    Investigation. The Buyer is a sophisticated entity, knowledgeable about the industry in which the Company operates, experienced in investments in such businesses and are able to bear the economic risk associated with the purchase of the Shares and the other transactions contemplated by this Agreement. The Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of the type contemplated in this Agreement, as well as the knowledge of the Company its operations in particular, and, in addition to their reliance on the Seller’s representations and warranties set forth in Section 3 of this Agreement, have independently made their own analysis and decision to enter into this Agreement.
SECTION 6.7.    No Reliance. The Buyer acknowledges and agrees that none of the Seller or its Affiliates, the Company, or any person representing the Seller or its Affiliates or the Company, has made to the Buyer or any of its Representatives, and the Buyer is not relying upon, any representation, warranty or agreement with respect to the Company, other than the representations, warranties and agreements of the Seller set forth in Sections 3 of this Agreement or any certificate delivered by the Seller pursuant to Section 11.1(c)(3).
SECTION 6.8.    Brokers. Other than Barclays Capital, neither the Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
SECTION 6.9.    Exclusive Representations and Warranties. Except for the representations and warranties contained in this Section 6 and the certificate delivered by the Buyer pursuant to Section 11.2(c), neither the Buyer nor any of its directors, officers, employees, stockholders, agents, Affiliates or Representatives has made or shall be deemed to have made any representation or warranty to the Seller, express or implied, at Law or in equity. The Buyer hereby disclaims any such representations or warranties not expressly set forth in this Section 6 or the certificate delivered by the Buyer pursuant to Section 11.2(c), and the Seller acknowledges and agrees that neither the Buyer nor any of its directors, officers, employees, stockholders, agents, Affiliates or Representatives shall have or be subject to any liability to the Seller or any other Person for representations or warranties, express or implied, except as expressly set forth in this Section 6 or the certificate delivered by the Buyer pursuant to Section 11.2(c).
SECTION 7.    COVENANTS.
SECTION 7.1.    Access to Information.
(f)    During the Interim Period, the Seller shall provide the Buyer and their Representatives with access to information regarding the Business, the Company, the Purchased Property and Assumed Liabilities, in each case, as reasonably requested by the Buyer and to the extent such information is reasonably available or is reasonably obtainable without any material interference with the business or operations of the Seller, its Affiliates or the Company, in each case, other than (i) information that the Seller reasonably believes it, its Affiliates or the Company is prohibited by Law from providing to the Buyer or its Representatives, (ii) information that constitutes information protected by attorney/client privilege, the provision of access to which, as reasonably determined by Seller’s counsel, constitutes a waiver of any such privilege, or (iii) information that the Seller, any such Affiliate or the Company is required to keep confidential or to prevent access to by reason of any Contract with a third party; provided that Seller shall use its commercially reasonable efforts to provide such information without violation of applicable Law or to waivers with respect to the confidentiality restrictions to which any such information is subject; provided, further, that such access (A) shall be conducted at the Buyer’s expense, during normal business hours and under the supervision of such Company’s, Seller’s or Affiliate’s personnel, (B) does not disrupt the normal operations of such Company, Seller or Affiliate and (C) shall comply with all Laws, including those regarding the exchange of competitively sensitive information. For the sake of clarity, the foregoing shall include reasonable access to work papers, U-4s, 1099s, general ledger detail, commission system detail, and other relevant documentation, as well as the Seller’s and the Relevant Affiliates’ employees, commission system experts and accountants and information to facilitate the Buyer’s integration planning. Notwithstanding anything contained herein, neither the Buyer nor any of its Representatives shall be permitted during the Interim Period to contact any of the Company’s or Business’s vendors, customers or suppliers, or any Governmental Entities (except in connection with applications for Permits or Filings required to be made prior to the Closing under this Agreement and, in such case, only in accordance with the terms of this Agreement) regarding the operations or legal status of the Company or the Business without receiving prior written consent from the Seller.
(g)    During the Interim Period, the Seller will notify the Buyer in writing (i) promptly, but in any event within 10 Business Days, if they become aware of any actual or announced departure of any Adviser Representative, and (ii) promptly, if they become aware of any fact or condition that is reasonably likely to make the satisfaction of the conditions in Section 11 impossible or unlikely.
(h)    During the Interim Period, the Seller shall cause to be delivered to the Buyer (i) on or prior to the 18th Business Day of each calendar month, a scheduled reflecting operating revenues and expenses of the Company for the preceding calendar month prepared in a manner consistent with the Company’s ordinary course of business and (ii) within 30 days after the end of each calendar quarter, the most recent Financial and Operational Combined Uniform Single (FOCUS) report of the Company filed with FINRA and the SEC for the applicable period then ended.
(i)    Following the Closing, to the extent permitted by applicable Law, the Seller and each Relevant Affiliate shall be entitled to retain copies (at such Person’s sole cost and expense) of all books and records, including the Records, relating to its ownership of the Company, the Business, the Purchased Property and to any Retained Business, as applicable.
(j)    After the Closing, the Buyer will, and will cause its Representatives to, afford to the Seller and each Relevant Affiliate, including their respective Representatives, reasonable access to all books, records, files and documents to the extent they are related to the Company, the Business and the Purchased Property, as applicable, in order to permit such Persons to prepare for and participate in any investigation and defend any Legal Proceedings relating to or involving such Person, to discharge its obligations under this Agreement, to comply with financial reporting requirements, and for other reasonably necessary business purposes, and will afford such Person reasonable assistance in connection therewith. The Buyer will cause such records to be maintained for not less than six years from the Closing Date; provided, however, that in the event that the Buyer transfers the Company or all or a portion of the Business to any third party during such period, the Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereof, provided further, that such third-party transferee expressly assumes in writing the obligations of the Buyer under this Section 7.1(e).
(k)    After the Closing, the Seller will, and will cause the Relevant Affiliates and each of their respective Representatives to, afford to the Buyer and the Company, including their respective Representatives, reasonable access to all material books, records, files and documents to the extent they are related to the Company, the Business and the Purchased Property, as applicable, and were not transferred to the Buyer at the Closing and that are necessary to comply in all material respects with applicable Law regarding the preservation and retention of business records, in order to permit such Persons to prepare for and participate in any investigation and defend any Legal Proceedings relating to or involving such Person, to discharge its obligations under this Agreement, to comply with financial reporting requirements, and for other reasonably necessary business purposes, and will afford such Person reasonable assistance in connection therewith. All such remaining books, records, files and documents shall be maintained in accordance with the Seller’s or the applicable Relevant Affiliate’s business record retention policies; provided, however, that in the event that the Seller or any such Relevant Affiliate transfers all or a portion of its business to any third party during such period, the Seller or such Relevant Affiliate may transfer to such third party all or a portion of the relevant books, records, files and documents related thereof, provided further, that such third-party transferee expressly assumes in writing the obligations of the Seller or the Relevant Affiliate under this Section 7.1(f).

(l)    From and after the Closing Date, the Seller shall, and shall cause the Relevant Affiliates to, use their reasonable best efforts to identify and, to the extent commercially practicable and in accordance with the Transition Services Agreement, transfer to the Buyer as soon as practicable any of the books and records of the Company or that pertain exclusively to the Business that were not transferred to the Buyer at the Closing pursuant to Section 2.6; provided that until such time as these records are transferred, the Seller shall, and shall cause the Relevant Affiliates to, provide the Buyer, at the Seller’s or such Relevant Affiliate’s expense, reasonable access to such records during normal business hours under the supervision of the Seller’s or such Relevant Affiliate’s personnel (unless other degrees of access or supervision are otherwise mandated by applicable Law); provided further, however, that such access shall comply with all Laws. Notwithstanding anything herein to the contrary, in no event, pursuant to this Section 7.1 or otherwise, shall the Seller or any of its Affiliates be required to provide access to, copies of or otherwise share, transfer or distribute, at any time from and after the date hereof, any sensitive personal data (as defined by applicable Law) or other personal data in violation of any Law, and the Buyer hereby agrees, on behalf of itself and each of its Affiliates (including, from and after the Closing, the Company) and Representatives, that promptly following the earlier of the termination of this Agreement or Closing it shall destroy any such personal data received in connection with this Section 7.1 or otherwise related to any Business Associate that is not a Transferred Representative, Transferred Broker or Transferred Employee, or any client of any such Business Associate.
(m)    The Buyer hereby agrees that all information provided to it or any of its Affiliates or Representatives in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement (except that the Seller and the Buyer agree that information that is primarily related to the Business or constituting Records shall not be Confidential Information of the Seller under such agreement). The Seller hereby agrees that all information known to it or any of its Affiliates primarily related to the Business, constituting Records, or in connection with this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby shall be deemed to be Confidential Information of the Buyer and not previously known or developed by the Seller for purposes of this Section 7.1(h), as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated February 25, 2016, by and between the Seller and the Buyer.
SECTION 7.2.    Conduct of the Business Pending the Closing. During the Interim Period and except as prohibited pursuant to this Section 7.2, the Seller shall use its commercially reasonable efforts to cause, and to cause the Relevant Affiliates to cause, the Business to be conducted in the ordinary course of business, and, subject to the requirements of this Agreement, to use commercially reasonable efforts to preserve, maintain and protect the assets of the Company and the Purchased Property, including preserving the goodwill, customer base and relationships with the Business Associates. Without limiting the foregoing, during the Interim

Period, except (1) as otherwise expressly contemplated by this Agreement, (2) as set forth on Section 7.2 of the Disclosure Schedule, (3) as consented to in advance by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (4) as required by applicable Law, solely with respect to (and solely to the extent of such obligations related to) the Business, the Seller shall not and shall cause the Company and the Relevant Affiliates not to:
(e)    sell, transfer or dispose of any of the Business’s material assets or properties (including transfer of any Purchased Property or assets of the Company to Affiliates of the Buyer or any Affiliate of any Seller), other than (i) sales, transfers or dispositions of obsolete or surplus assets, and (ii) sales, transfers or dispositions made in the ordinary course of business consistent with past practice;
(f)    amend or modify the Company’s Organizational Documents;
(g)    directly or indirectly acquire, whether by merger or consolidation, or by acquiring all or substantially all of the assets of, any other Person;
(h)    (i) grant, issue, sell or otherwise dispose of Equity Securities of the Company or (ii) effect any recapitalization or reclassification of the Company or effect any like change in the Company’s equity capitalization (other than capital contributions by the Seller to the Company);
(i)    Solely with respect to the Business, enter into any new line of business, or introduce any material new products or services, or change in any material respect existing products and services;
(j)    liquidate, dissolve or reorganize the Company;
(k)    sell, transfer, assign or license any Purchased Intellectual Property to any Person other than non-exclusive licenses granted in the ordinary course of business;
(l)    (i) change any Tax or accounting methods, policies or practices inconsistent with past practice, except as required by a change in GAAP or applicable Law, (ii) make, revoke or amend any Tax election that relates solely to the Company or the Business, (iii) file any amended Tax Return that relates solely to the Company, (iv) enter into any closing agreement or similar arrangement that relates solely to the Company or the Business, (v) settle or compromise any Tax Contests that relate solely to the Company or the Business, (vi) surrender any right to claim a refund of Taxes that relates solely to the Company, (vii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment that relates solely to the Company, or (viii) file any ruling request with regard to Taxes that relates solely to the Company or the Business;
(m)     (i) amend or modify the terms of any Representative Contract (including the terms of the compensation payable thereunder) or (ii) terminate any Representative Contract;

(n)    (i) except as contemplated by Section 7.23 or Section 10.1(l) hereof, amend, alter or otherwise change the terms of any Assumed Plan, (ii) hire, transfer or reassign any Business Associate with a title of Assistant Vice President or higher (except as otherwise contemplated by this Agreement), (iii) except in the ordinary course of business, terminate any Business Associate with a title of Assistant Vice President or higher, other than for “cause”, (iv) enter into or amend any individual employment or individual severance Contracts with any Business Associate with a title of Assistant Vice President or above, or (v) grant any material salary or material wage increase or materially increase any material benefit (including incentive or bonus payments) to any such Business Associate, except (A) for any changes that are required by applicable Law or the terms of a Plan, (B) in connection with new hires, (C) to satisfy contractual obligations, (D) for any incentive, commission or bonus payment in respect of any period prior to the Closing Date, whether or not payable prior to the Closing Date the cost of which will be exclusively borne by the Seller, or (F) for any benefit modification the cost of which will be exclusively borne by the Seller;
(o)    voluntarily grant or otherwise permit any Lien on any of the Purchased Property or any assets of the Company other than Permitted Liens;
(p)    except in the ordinary course of business consistent with past practice or pursuant to Section 7.6(d), terminate any Material Contracts or Assigned Contracts or amend or modify in any material respect any of the Material Contracts or Assigned Contracts; or
(q)    agree or commit to do any of the foregoing.
Notwithstanding anything herein to the contrary, nothing in this Section 7.2 shall be interpreted to restrict the ability of the Company (without the prior consent of the Buyer or any other Person) to make any cash dividend or distribution to the Seller, subject in all events to maintaining sufficient capital in the Company as required to meet the Company’s regulatory capital obligations, or to release any party from or terminate any Intercompany Contract. For the avoidance of doubt and notwithstanding anything herein to the contrary, the obligations of the Seller, the Relevant Affiliates and the Company under this Section 7.2 shall apply solely with respect to (and solely to the extent of such obligations relation to) the Business.
SECTION 7.3.    Government Filings.
(a)    Subject to the terms and conditions of this Agreement, each of the Buyer and the Seller shall, and Seller shall cause the applicable Company or Affiliate to, cooperate with each other and shall use (and cause their respective Subsidiaries to use) their commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Agreement and, subject to the conditions set forth in Section 11.3, to consummate the transactions contemplated by this Agreement as soon as reasonably practicable. If required by the HSR Act, each Party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act. The Buyer and the Seller shall, and Seller shall cause the Company and its Affiliates to, as soon as reasonably practicable, prepare and file with each applicable Governmental Entity all other Filings and requests for such Permits as may be necessary for the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement. The Buyer and the Seller will, and Seller will cause the Company and its Affiliates to, diligently pursue and use their commercially reasonable efforts to obtain such Permits as soon as reasonably practical and will cooperate with each other in seeking such Permits. To such end, the Parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Permits. Each Party will promptly inform the other Parties of any material communication received by such Party from, or given by such Party to, any Governmental Entity from which any such Permit or any other approval is required and of any material communication received or given in connection with any Legal Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other Party to review any communication given by it to, and consult with each other in advance of any response to, or meeting or conference with, any such Governmental Entity or, in connection with any Legal Proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Entity or other Person, give the other Party the opportunity to review such response and to attend and participate in such meetings and conferences.
(b)    Without limiting the generality of Section 7.3(a):
(i)    the Seller shall cause the Company to prepare and file, as soon as reasonably practicable after the date of this Agreement, (A) an application for approval of a change in ownership or control of the Company under NASD Rule 1017 (the “FINRA Approval”) and (B) applications for approval of, or notice filings required under applicable state securities Laws with respect to, a change in ownership or control of the Company, as set forth on Section 7.3(b)(i) of the Disclosure Schedule, and each Party shall, as promptly as practicable, supply any additional information or documentary material that may be requested by the other Party to complete any such application or notice, including with respect to any inquiries or requests for additional information or documents made by FINRA or an applicable state securities regulator; and
(ii)    each of the Buyer and the Seller shall, and Seller shall cause the Company and its applicable Affiliates to, prepare and file, as soon as reasonably practicable after the date of this Agreement, applications for approval of a change in ownership or control under applicable state Laws governing insurance agencies and the distribution of insurance products, as set forth on Section 7.3(b)(ii) of the Disclosure Schedule and each Party shall, as promptly as practicable, supply any additional information or documentary material that may be requested by the other Party to complete such application, including with respect to any inquiries made by any Governmental Entity.
SECTION 7.4.    Publicity. The Parties shall reasonably cooperate to prepare and make a public announcement and create and implement a communications plan regarding the transactions contemplated by this Agreement following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the other Parties (not to be unreasonably withheld), except: (a) if such announcement or other communication is required by applicable Law or Order, in which case the disclosing Party shall, to the extent permitted by applicable Law or Order, first allow the other Party to review such announcement or communication and the opportunity to comment thereon; (b) to the extent consistent with the communications plan mutually agreed upon by the Parties, internal announcements to the Business Associates; and (c) announcements and communications to Governmental Entities in connection with Filings or Permits relating to the transactions contemplated by this Agreement.
SECTION 7.5.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. Notwithstanding the immediately preceding sentence, the Buyer, on the one hand, and the Seller, on the other hand, shall be responsible for fifty percent (50%) of all filing fees required by Governmental Entities in connection with the consummation of the transactions contemplated hereby.
SECTION 7.6.    Further Actions.
(c)    Subject to the terms and conditions of this Agreement, each of the Buyer and the Seller agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including working together to determine the mechanics necessary to make final commission payments owed to the Transferred Adviser Representatives or Transferred Brokers with respect to the periods prior to the Closing. Each of the Buyer and the Seller agree not to take any action, or fail to take any action, that would otherwise have the effect of preventing or materially delaying the consummation of the Closing.
(d)    Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s request and without further consideration, the other Party shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

(e)    During the period from the date hereof to the Closing, the Parties agree to negotiate in good faith and reasonably cooperate in preparing, supplementing and finalizing the Ancillary Agreements, any schedules or exhibits to the Ancillary Agreements and all other documents, contracts or instruments contemplated hereby to be delivered by any party or any Affiliate thereof at or prior to the Closing. Notwithstanding any provision to the contrary herein, the finalized schedules and exhibits to each of the Ancillary Agreements shall be attached to the applicable forms of Ancillary Agreements to be executed and delivered by the Parties (or their Affiliates) as of the Closing.
(f)    Within thirty (30) days following the date hereof, the Buyer shall notify the Seller in writing of the Buyer’s desire to assume the rights and obligations with respect to any recognition conference or similar meeting scheduled in respect of the Business during calendar year 2017 and set forth on Schedule 7.6(d) (each, a “2017 Conference”). With respect to any 2017 Conference that Buyer gives timely notice of its desire to assume (each, an “Assumed Conference”), the Buyer shall pay (or, to the extent any amounts are paid by the Seller, reimburse the Seller for) any and all amounts payable in respect of, or in connection with, such Assumed 2017 Conference, including, without limitation, cost of attendance or termination. With respect to any 2017 Conference that is not an Assumed Conference, the Seller shall retain all rights and obligations with respect thereto, including the right to cancel attendance.
SECTION 7.7.    Restrictive Covenants.
(e)    The Parties hereby agree to be bound by the covenant set forth on Section 7.7(a) of the Disclosure Schedule.
(f)    The Seller hereby acknowledges and agrees that (i) from the Closing Date until the third anniversary of the Closing Date, the Seller shall not, and shall cause each of its Affiliates (including Parent Entity and its Affiliates following its formation) not to (A) create, through a series of hiring decisions or engagements of independent contractors, a Captive Agency Force, or (B) acquire, in one or a series of related transactions, a standalone Captive Agency Force; and (ii) from the date that the Parent Entity is separated from the Seller until the earlier of (x) the third anniversary of the Closing Date, and (y) the termination of the Distribution Agreement, the Seller shall cause Parent Entity or any of its Affiliates not to acquire, in one or a series of related transactions, the equity or assets of any other Person which sells life insurance or annuity products predominantly through a  Captive Agency Force.
(g)    The Seller hereby acknowledges and agrees that from the Closing Date until the third anniversary of the Closing Date, the Seller shall not and shall cause each of its Affiliates not to solicit or attempt to solicit, any Transferred Employee, Transferred Broker or any individual included in the Buyer’s captive agency force for employment or in any other capacity (including as an independent contractor or consultant) with the Seller or any of its Affiliates.    Nothing in this Section 7.7(c) shall prohibit the Seller or any of its Affiliate from (i) publishing or posting open positions in the course of normal hiring practices which are not specifically sent to, or do not specifically target, Transferred Employees, Transferred Brokers or any individual included in the Buyer’s captive agency force, and hiring any Transferred Employee, Transferred Broker or any individual included in the Buyer’s captive agency force as a result thereof, or (ii) soliciting for employment any Transferred Employee, Transferred Broker or any individual included in the Buyer’s captive agency force that was terminated by Buyer or any of its Affiliates.
(h)    The provisions of Section 7.7 (collectively, the “Restrictive Covenants”) have been separately bargained for to protect the Seller and its businesses, on the one hand, and the Buyer and its businesses, including goodwill, being acquired by the Buyer hereunder, on the other hand, and to ensure that the Parties shall have the full benefits of their agreements under this Agreement. Each Party recognizes that that the Restrictive Covenants constitute an important part of the consideration being provided under this Agreement, that such covenants are necessary in order to protect and maintain the legitimate business interests of the Seller, on the one hand, and the Buyer, on the other hand, and are fair and reasonable in all respects, and that the Parties would not consummate the transactions contemplated hereby but for such agreements. The Seller acknowledges and agrees that a substantial and legally sufficient portion of the Purchase Price is attributable to the Restrictive Covenants, and each of the Parties hereby waive any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary.
(i)    If the Buyer, or any of its Affiliates, breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Seller shall have, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Seller and that money damages would not provide an adequate remedy. The Buyer covenants and agrees not to oppose any demand for specific performance or injunctive or other equitable relief in case of any such breach or attempted breach.
(j)    If either the Seller, or any of its Affiliates, breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Buyer shall have, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy. The Seller covenants and agrees not to oppose any demand for specific performance or injunctive or other equitable relief in case of any such breach or attempted breach.
(k)    The Parties agree that the covenants made in this Section 7.7 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and such provisions shall be enforceable as so modified.
SECTION 7.8.    Advisory Client Consents.
(a)    No later than sixty (60) days prior to the Closing Date, the Company shall send a written notice (an “Account Transfer Notice”) informing each Advisory Client of the Business of the deemed assignment of the applicable Advisory Client Agreement(s) in connection with the Buyer’s purchase of the Company at Closing. Except for each Affirmative Consent Client, each Account Transfer Notice shall provide the applicable Advisory Client a period of 60 calendar days after the date of such Account Transfer Notice within which to object to the assignment of the applicable Advisory Client Agreement (the “Account Transfer Objection Period”). For each Affirmative Consent Client only, each Account Transfer Notice shall request the written consent of such advisory client to the assignment of the applicable Advisory Client Agreement(s). The terms and provisions of each Account Transfer Notice shall be in compliance with applicable Law. The Seller shall use commercially reasonable efforts to obtain, prior to the Closing Date, the consent of each such Advisory Client to the assignment as required by applicable Law and the applicable Advisory Client Agreement.
(b)    The Company shall provide the Buyer a reasonable opportunity prior to distribution to review and comment on all written materials to be used by the Company pursuant to this Section 7.8 or otherwise used for purposes of communicating with Advisory Clients generally about the transactions contemplated by this Agreement (with such comments to be considered for inclusion in good faith). The Company shall periodically notify the Buyer of the Company’s receipt of material communications received from Advisory Clients of the Business in response to any Account Transfer Notice, including any non-consent.
(c)    Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an assignment of, or an agreement to assign, any Advisory Client Contract if either (i) the applicable Advisory Client objects to the assignment during the Account Transfer Objection Period or (ii) if affirmative written consent from the Advisory Client is required by applicable Law for the assignment (each such Advisory Client, an “Affirmative Consent Client”) and such consent is not obtained at or before the Closing unless, with respect to an Advisory Client Contract requiring written consent for assignment, the conduct of the client results in the deemed assignment of such Advisory Client Contract under applicable Law.
(d)    Neither the Seller nor any of its Affiliates shall have any liability to the Buyer or any of its Affiliates (including, from and after the Closing, the Company) with respect to the non-assignability or non-transferability of any Advisory Client Contract to the extent such non-assignability or non-transferability arises solely as a result of the applicable Advisory Client objecting to assignment, terminating such agreement, failing to give an affirmative consent to assignment (to the extent affirmative consent was required by applicable Law) or being prevented by applicable Law from assigning such agreement to the Buyer; provided that the Company has complied with the provisions of this Section 7.8.
SECTION 7.9.    Termination of or Release from Intercompany Contracts. Except as expressly contemplated by this Agreement or any Ancillary Agreement, effective as of the Closing, the Company shall be released from any obligations or liabilities under, and shall cease to have any rights or privileges pursuant to, any and all Intercompany Contracts.
SECTION 7.10.    Bulk Transfer Laws. The Buyer acknowledges that the Seller shall not comply with the provisions of any so-called bulk sales or transfer Laws of any applicable jurisdiction (including Article 6 of the Uniform Commercial Code) in connection with the transaction contemplated by this Agreement, and the Buyer hereby waives the Seller’s failure to comply with such Laws. The Seller shall indemnify and hold harmless the Buyer and its Affiliates from and against (and shall on demand reimburse them for) any Losses suffered or incurred by any such Person and any Liabilities (excluding any contingent liabilities) arising out of or related to the failure of the Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction.
SECTION 7.11.    Assignment or Enforcement of Certain Agreements. In furtherance of the sale of the Purchased Property and the Business to the Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value and goodwill of the Purchased Property and the Business so sold, the Seller covenants and agrees that, with respect to each Dedicated Employee of the Seller or any of the Relevant Affiliates who does become an employee of the Buyer or any of its Affiliates after the Closing, the Seller shall either (a) assign to the Buyer or its Affiliates all rights of the Seller or Relevant Affiliate pursuant to all agreements, covenants or other obligations of such employee relating to confidentiality, noncompetition, nonsolicitation of employees or clients and similar matters or (b) if such agreements, covenants or obligations cannot be assigned to the Buyer or its Affiliates, then, upon the Buyer’s request and at the Buyer’s expense, enforce such agreements, covenants and obligations to the maximum extent permitted by applicable Laws.
SECTION 7.12.    [Reserved]
SECTION 7.13.    Ancillary Agreements. On the Closing Date, the Buyer shall, and shall cause its applicable Affiliates to, and the Seller shall, and shall cause its applicable Affiliates to, after giving effect to Section 7.6(c), execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed prior to the date hereof. On the Closing Date, (i) the Seller shall cause MetLife Investors Distribution Company, a company organized under the laws of the state of Missouri, and (ii) the Buyer shall cause the Company, to enter into a distribution agreement (between MetLife Investors Distribution Company and the Company) in form and substance substantially the same as the Distribution Agreement.

SECTION 7.14.    Use of Seller Names. The Buyer, for itself and its Affiliates (including, from and after the Closing, the Company), acknowledges and agrees that, except as otherwise provided in this Agreement and in the Ancillary Agreements, none of the Buyer nor any of its Affiliates is purchasing, acquiring or otherwise obtaining any right, title or interest in the name “Met”, “MetLife”, “Metropolitan”, “New England Financial”, NEF” or any trade names, trademarks, Internet domain names, tag-lines, identifying logos or service marks related thereto, employing the wording “Met”, “MetLife”, “Metropolitan”, “New England Financial”, “NEF” or any other marks owned or licensed by the Seller or its Affiliates (excluding the Purchased Property) or any variation of the foregoing marks or any confusingly similar trade name, trademark, Internet domain name, service mark or logo (collectively, the “Seller Names and Marks”), and, except as otherwise set forth in this Agreement or the Ancillary Agreements, none of the Buyer nor any of its Affiliates shall have any rights in the Seller Names and Marks and none of the Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of the Seller in or to the Seller Names and Marks. Except as otherwise set forth in this Agreement or the Ancillary Agreements, the Buyer agrees that, following the Closing Date, the Buyer and each of its Affiliates (including, from and after the Closing, the Company) shall not use the Seller Names and Marks, either alone or in combination with other words and all marks, trade dress, logos, monograms and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words. No later than thirty (30) days after the Closing Date, (a) Buyer shall cause the Company to cease and discontinue any and all uses of the Seller Names and Marks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and (b) the Buyer, for itself and its Affiliates, agrees that any and all rights of the Company to the Seller Names and Marks, including any such rights licensed to the Company pursuant to any agreements or other arrangements, whether written or oral, with the Seller or its Affiliates, shall terminate at such time without recourse by any of the Buyer or its Affiliates (including the Company). For a period not to exceed thirty (30) days immediately following the Closing Date, Buyer and its Affiliates may use the Seller Names and Marks in (i) websites, systems and other Company materials currently containing the Seller Names and Marks, (ii) a non-promotional manner for historical reference to company names, products or other materials bearing such Seller Names and Marks to the extent not inconsistent with any transition plan, and (iii) a non-promotional manner in reference to products bearing such Seller Names and Marks that were sold prior to the Closing Date to the extent not inconsistent with any transition plan, in each case subject to compliance by the Seller and its Affiliates and the Buyer and its Affiliates (including, from and after the Closing, the Company) with all applicable Laws; provided; that with respect to any change of a Seller Name and Mark that requires regulatory approval or use required in the ordinary course of business pending such regulatory approval, the Company may continue to use such marks from Closing to a period that ends fifteen (15) days after obtaining any necessary regulatory approval; provided, further that Buyer has filed all documents necessary to receive such approval within thirty (30) days from Closing. Notwithstanding the foregoing, none of the Buyer, its Affiliates or, from and after the Closing, the Company shall have any right to use the

Peanuts Characters. For the avoidance of doubt, Buyer understands and agrees that it has no rights in the Peanuts Characters and shall immediately after Closing remove all Peanuts Characters and any depictions of the Peanuts Characters from all Purchased Property, including but not limited to documents, systems, websites, and real estate (and any walls or other fixtures thereto).
SECTION 7.15.    IP Transfer Covenant. On and after the Closing Date, except as contemplated by this Agreement or the Ancillary Agreements, to the extent that the Company has any rights in Licensed Intellectual Property (other than the Assigned Contracts) that is used in the business of the Seller or its Affiliates, the Company shall promptly transfer all right to such Licensed Intellectual Property to the Seller or its Affiliates as the Seller may direct. On and after the Closing Date, except as contemplated by this Agreement or the Ancillary Agreements, to the extent that the Seller or its Affiliates have any rights in Licensed Intellectual Property that is acquired by or transferred to the Buyer in accordance with the terms hereof, Seller shall, or shall cause its Affiliates to, transfer all right to such Licensed Intellectual Property to the Buyer.
SECTION 7.16.    Conversion Assistance. From the date hereof until the Closing Date, the Buyer and the Seller shall, and the Seller shall cause the Company to, cooperate in good faith and use commercially reasonable efforts to resolve any adverse issues relating to or arising out of the Company’s conversion to the brokerage platform of National Finance Services LLC.  Without limiting the generality of the foregoing, the Buyer and the Seller shall, and the Seller shall cause the Company to, use commercially reasonable efforts to (i) develop mutually acceptable corrective actions and milestone with respect to such issues, and (ii) implement and meet such actions and milestones prior to the Closing Date, in each case, at no material cost to and without imposing any material burden on the Seller or any of its Affiliates (including the Company).
SECTION 7.17.    Product Development.
(a)    From the date hereof to the Closing Date, the Buyer and Seller agree to negotiate in good faith and reasonably cooperate in preparing, supplementing and finalizing (A) the Product Development and Distribution Agreement, (B) an Indemnity Reinsurance Agreement between the Buyer and MetLife USA or an appropriate Affiliate of MetLife USA (the “Reinsurance Agreement”), providing for the Buyer to cede to MetLife USA or an appropriate Affiliate of MetLife USA, and for MetLife USA or such Affiliate to indemnify the Buyer, on a coinsurance basis, for an agreed upon percentage of the contractual liabilities of the Buyer with respect to the Buyer Products (as defined below) issued during the term of the Product Development and Distribution Agreement and payable by the Buyer after the commencement of the offering of the Buyer Products in accordance with the Product Development and Distribution Agreement, and (C) an Administration Agreement between the same parties (the “Administration Agreement”), under which MetLife USA or an appropriate Affiliate of MetLife USA will agree to administer the Buyer Products during the term of the Indemnity Reinsurance Agreement, in each case on terms to be negotiated and agreed upon in good faith by the Buyer and MetLife USA substantially consistent with the term sheet attached as Exhibit D. The Parties shall enter into the Product Development and Distribution Agreement, the Reinsurance Agreement and the Administration Agreement on the Closing Date, it being understood that none of such agreements shall be entered into unless all of them are entered into.
(b)    On and after the date of this Agreement, until the effective date of the Product Development and Distribution Agreement, the Buyer and its Affiliates shall not develop, and will suspend the development, of any fixed indexed annuities.
(c)    From the date of this Agreement, the Buyer shall and the Seller shall cause MetLife USA to, or shall cause their respective appropriate Affiliate, to use commercially reasonable efforts to jointly develop and agree to a fixed indexed annuity product design, including product specifications and all materials customarily included for the Buyer’s internal approval procedures for such products (the “Buyer Products”), which are to be offered by Buyer through its retail sales force in accordance with the Product Development and Distribution Agreement. After product design and specifications have been agreed upon, Seller shall cause MetLife USA to, or shall cause their respective Affiliate to, draft the contract forms and prepare all filing materials necessary or appropriate to make the filings with Governmental Authorities described in Section 7.17(d) and Buyer shall have the right to pre-approve all such filings. Each of the parties will bear its own expense of drafting such forms and preparing such filing materials.
(d)    Provided that the Seller fulfills its obligations under clauses (a) and (c) above, as applicable and Buyer has approved such filings, the Buyer shall transmit to the appropriate Governmental Entities and file all filings required to obtain approvals to issue the Buyer Products in all U.S. jurisdictions in which the Buyer and any of its Affiliates are authorized to issue fixed indexed annuity contracts and where the parties have mutually-agreed to make such filings; provided that the Buyer shall use commercially reasonable efforts to make all such required filings not later than the later of August 1, 2016 and the date that is thirty (30) days after MetLife USA or its appropriate Affiliate has provided to Buyer the materials required by second to last sentence of Section 7.17(c). The Seller shall cause MetLife USA and MetLife USA’s appropriate Affiliates to use commercial best efforts to assist the Buyer and its Affiliates with respect to making such filings and obtaining such approvals.
(e)    Subject to the terms and conditions of this Agreement, the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, all things necessary, proper or advisable to enable and permit the Buyer’s and its Affiliates’ retail sales force to market and sell MetLife Products pursuant to the Distribution Agreement and the Buyer Products pursuant to the Product Development and Distribution Agreement, including without limitation removing any limitations thereto contained in its errors and omissions insurance or other liability insurance coverage.
(f)     From the date of this Agreement until the end of the sixth month following the Closing Date, the Buyer shall and the Seller shall cause MetLife USA to, or shall cause their respective appropriate Affiliate, to explore in good faith the possibility of entering into agreements to designate specified variable annuity contracts with one or more living benefit riders as Buyer Products subject to the Product Development and Distribution Agreement or a similar agreement, and subject to reinsurance and administrative arrangements similar to those described in this Section 7.17 with respect to Buyer Products. MetLife USA shall have a right of first refusal to develop and provide variable annuity products with living benefits (other than guaranteed accumulation benefits) to be issued by Buyer’s retail sales force, and to provide related reinsurance and administration.
(g)    In connection with their distribution of ML USA variable annuity products, Buyer and its affiliates shall retain sole discretion to modify their business and compensation practices to comply with Law, including any requirements relating to the U.S. Department of Labor’s “investment advice” regulation and related fiduciary duties under ERISA and Section 4975 of the Internal Revenue Code. If Buyer or its Affiliates make any such change that affects the distribution of the ML USA variable annuity products, the Parties shall in good faith explore alternatives relating to the continued offer of such products through the Buyer's retail sales force.
SECTION 7.18.    Crump Relationship. From and after the date hereof until the Closing Date, the Parties will negotiate in good faith and use their commercially reasonable efforts to facilitate the assumption of the Seller parties’ agreement with Crump Life Insurance Services, Inc., by Buyer on the Closing Date.
SECTION 7.19.    Lease Consents.
(i)    With respect to any consent or approval required pursuant to any of the Relevant Affiliate Leases (a “Lease Consent”), the Seller shall cause the applicable Relevant Affiliate to use commercially reasonable efforts and cooperate with the Buyer to obtain such Lease Consent prior to the Closing Date, it being understood that neither the Seller nor such Relevant Affiliate nor any of their respective Affiliates shall be required to expend a material amount of money (other than pursuant to Section 7.19(c)), or commence any litigation or offer or grant any accommodation (financial or otherwise) to the landlord to obtain any such Lease Consent; provided, however, notwithstanding anything to the contrary contained in this Agreement, the Seller shall have no liability to the Buyer with respect to any such Lease Consent that is not obtained and the receipt of any such Lease Consent shall not be a condition to the Buyer’s obligations to close.
(j)    If any Lease Consent is not obtained prior to the Closing Date, the Seller shall cause the applicable Relevant Affiliate to use commercially reasonable efforts and cooperate with the Buyer to (i) continue to pursue the applicable Lease Consent after the Closing Date or (ii) make the applicable Leased Real Property available to the Buyer by sublease, license, or other agreement (a “Use Agreement”), in which event the Buyer shall become responsible for all of the applicable Relevant Affiliate’s (or the Seller’s or any other Seller Affiliate’s, as applicable) obligations and liabilities under the applicable Relevant Affiliate Lease as though the applicable Relevant Affiliate Lease had been assigned to the Buyer on the Closing Date.
(k)    Each of the Seller, on the one hand, and the Buyer, on the other hand, shall be responsible for fifty percent (50%) of all out-of-pocket costs incurred by the Seller and the Buyer in connection with seeking or obtaining any Lease Consent.
SECTION 7.20.    Separation and Migration Cooperation. Following the date hereof, the Seller and the Buyer shall negotiate the Transition Services Agreement and shall discuss in good faith planning for the provision of services pursuant to the Transition Services Agreement and planning for the migration and integration of the Business (including the data, systems, operations and administration) to and into the Buyer, in accordance with mutually acceptable timetables, guidelines and procedures (which shall comply with applicable Law), with such cooperation to include each of the Seller and the Buyer: (i) appointing a divestiture planning manager; (ii) establishing divestiture planning committees as mutually agreed; (iii) setting regular meetings of the divestiture planning committees; (iv) making available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for the planning for the provision of services pursuant to the Transition Services Agreement and the planning for the migration and integration of the Business; (v) developing detailed project plans and budgets for the provision of services pursuant to the Transition Services Agreement and the migration and integration of the Business; (vi) using commercially reasonable efforts to promptly identify any and all services to be provided under the Transition Services Agreement, and (vii) dedicating commercially reasonable resources to accomplish the foregoing. All planning cooperation contemplated by this Section 7.20 shall be conducted in compliance with applicable Law (including privacy, antitrust and competition Law) and FINRA regulations and otherwise with the intention to minimize disruption to the Business and the businesses of the Company.
(h)    During the period commencing on the date hereof and extending until the Closing Date, the Seller and the Buyer shall use commercially reasonable efforts to (i) determine and perform any migration or transition services reasonably required in order to migrate such services or access to facilities as were provided (A) by or on behalf of the Seller or its Affiliates to the Company or (B) by or on behalf of the Company to the Seller or its Affiliates, in each case, immediately prior to the Closing Date, but that will not be so provided under the Transition Services Agreement from and after the Closing Date; (ii) as may be necessary to give effect to Section 7.14 herein; and (iii) perform any other migration services as are mutually agreed to by the Seller and the Buyer.
(i)    Each of the Seller and the Buyer shall bear its own costs and expenses incurred in connection with the planning cooperation contemplated by this Section 7.20, except that the Buyer shall reimburse the Seller for any reasonable and necessary third-party out-of-pocket expenses paid by the Seller to an unaffiliated Person in connection with the planning cooperation contemplated by this Section 7.20.

(j)    The Seller and the Buyer shall negotiate the Intellectual Property License Agreement to the extent that, after working together in good faith, during the period commencing on the date hereof and extending until the Closing Date, the Parties identify software, hardware, and computer systems, that are Seller Intellectual Property or Licensed Intellectual Property that the Parties agree the Company or the Buyer should have rights to use after Closing for the benefit of the Company or the Purchased Property.
SECTION 7.21.    Sufficiency Representation Remedy.
(a)    In connection with any breach by the Seller of the Sufficiency Representation, Buyer may provide written notice of such breach to the Seller at any time on or prior to the applicable Survival Period. Upon receipt of such notice, the Seller shall promptly (A) transfer the applicable assets to Buyer as may be required to cure such breach at no additional cost to the Buyer, or (B) in connection with any breach where the Buyer notifies the Seller within ninety (90) calendar days following the Closing, provide, or cause to be provided, such additional services to Buyer (at no cost to the Buyer) under the Transition Services Agreement and in accordance with and subject to its terms and conditions, including the obligations to use efforts to migrate from the Seller’s or its Affiliate’s systems or otherwise obviate the need for such service as soon as practicable, for a period up to but no longer than the term of the Transition Services Agreement, as may be required to cure such breach (the “Sufficiency Representation Remedy”).
(b)    Notwithstanding anything herein to the contrary, the Parties hereby agree that the Sufficiency Representation Remedy shall be the sole and exclusive remedy with respect to any breach or alleged breach of the Sufficiency Representation. In no event shall any Buyer Indemnitees have any claim for monetary damages with respect to any breach or alleged breach of the Sufficiency Representation.
SECTION 7.22.    Additional Acquired Assets and Liabilities.
(a)    If either Party, or any of their Affiliates becomes aware of any Adviser Loan, which, other than its absence on Section 1.1(b)(4) of the Disclosure Schedule would otherwise constitute an Assumed Loan, (i) if prior to Closing, the Seller shall add such Adviser Loan to Section 1.1(b)(4) of the Disclosure Schedule, or (ii) if following the Closing, that is not transferred to, and assumed by, Buyer at the Closing, the Seller shall use its commercially reasonable efforts following the Closing, promptly upon becoming aware of any such Adviser Loans or, if earlier, notice of such by the Buyer, to cause its applicable Relevant Affiliates to transfer such Adviser Loans to Buyer, and Buyer shall accept and assume such Adviser Loans pursuant to the terms hereof (as if such Adviser Loans were Assumed Loans at the Closing).
(b)     Notwithstanding anything herein to the contrary, in respect of any Purchased Property or other assets of the Seller or any of its Affiliates that is transferred, assigned, licensed or otherwise granted or conveyed to the Buyer or any of its Affiliates pursuant to the terms of this Agreement that is not exclusively used in or related to the Business (the

“Non-Exclusive Property”), at or prior to the Closing or, if later, the time such Non-Exclusive Property is transferred, assigned, licensed or otherwise granted or conveyed to the Buyer or any of its Affiliates, the Buyer and its applicable Affiliates shall provide the Seller and its applicable Affiliates, on terms and conditions and pursuant to agreements reasonably satisfactory to the Seller, with the right to use such Non-Exclusive Property as such Non-Exclusive Property is currently used, or used as of the Closing Date, by the Seller and any of its Affiliates other than in connection with the Business, on terms at least as beneficial to the Seller and its applicable Affiliates as currently or as-then in effect.
SECTION 7.23.    Assumed Loans. The Parties hereby agree, on behalf of themselves and their Affiliates, that (i) for purposes of the Assumed Loans only, a Transferred Adviser Representative’s appointment as a “Financial Services Representative” within MetLife’s Premier Client Group channel will not be deemed to have ended until such time as such Transferred Adviser Representative ceases to provide services to Buyer and its Affiliates, (ii) all references to the Seller or any of its Affiliates in any Assumed Loan will instead refer to Buyer and its Affiliates from and after the Closing, (iii) for purposes of the Assumed Loans only, a Transferred Adviser Representative’s “Total GDC” will be calculated in a manner consistent with how “Total GDC” was calculated by the Seller and its applicable Affiliates immediately prior to the Closing for each Transferred Adviser Representative, and (iv) with respect to each Assumed Loan, for the “Full Year” or “Partial Year” during which the Closing Date occurs, a Transferred Adviser Representative’s “Total GDC” for such “Full Year” or “Partial Year”, as applicable, shall include both the “Total GDC” produced by such Transferred Adviser Representative during such “Full Year” or “Partial Year” prior to Closing at the Seller or its applicable Relevant Affiliate and the “Total GDC” produced by such Transferred Adviser Representative during such “Full Year” or “Partial Year” from and after the Closing at the Buyer or its Affiliates. Promptly following the Closing, the Seller shall, or shall cause an Affiliate to, provide the Buyer with a schedule setting forth the “Total GDC” produced by such Transferred Adviser Representative during the “Full Year” or “Partial Year” in which the Closing occurs and prior to Closing.
SECTION 7.24.    Margin Payments. Subject to the Buyer’s continuing obligation to provide commercially reasonable infrastructure and field related support services generally consistent with industry standards to the Transferred Adviser Representatives who remain appointed by Buyer to facilitate such Transferred Adviser Representatives’ ability to service the Pre-Closing Insurance Contracts, the Seller shall make each of the payments set forth on Section 7.24 of the Disclosure Schedule to the Buyer within five Business Days of the payment date listed thereon, in cash by wire transfer of immediately available funds to an account specified by the Buyer in writing to the Seller. The Buyer shall have a reasonable opportunity to cure any breach of this Section 7.24 upon receipt of reasonable notice of such breach from the Seller. For the avoidance of doubt, nothing in this provision shall be construed to imply that Buyer has any policy-related servicing obligations to owners of the Pre-Closing Insurance Contracts.
SECTION 7.25.    Retained Leases. The Seller has identified the Shared Affiliate Leased Real Properties.  During the Interim Period, the Parties will use commercially reasonable efforts and cooperate in good faith with each other to separately demise the applicable Shared Affiliate Leased Real Property (including, without limitation, seeking landlord consent to such demising to the extent required under any applicable Relevant Affiliate Lease) such that the Business will be operated in space that is separated from the non-Business operations of the applicable Relevant Affiliate, the costs of any such demising to be solely borne by the Seller (provided that the parties shall work in good faith to mitigate such costs).  In the event it is mutually determined by both Parties that separately demising any such Shared Affiliate Leased Real Property is impracticable or is unacceptable for any reason, the Parties shall cooperate in good faith with each other to determine which Party shall thereafter occupy the applicable Shared Affiliate Leased Real Property to the exclusion of the other Party; provided, however, that any Shared Affiliate Leased Real Property that is a Material Leased Real Property shall be assumed by Buyer on the Closing Date (subject to the provisions of Section 7.19).  Any such Shared Affiliate Leased Real Properties (i) which are so separately demised or (ii) with respect to which it is determined that the Relevant Affiliate shall continue to solely occupy the space shall constitute a “Retained Lease”.   With respect to any Material Leased Real Property that is a Shared Affiliate Leased Real Property, Seller and any Relevant Affiliate shall have the right, at its option, to continue to occupy the same for the duration of the term of the applicable Relevant Affiliate Lease so assigned to the Buyer, provided that Seller and/or any such Relevant Affiliate so occupying the Shared Affiliate Leased Real Property shall bear its pro rata costs, on a per rentable square foot basis, of rent and other charges due and payable under the applicable Relevant Affiliate Lease or in connection with such occupancy of the space.  Each of the Seller, on the one hand, and the Buyer, on the other hand, shall be responsible for fifty percent (50%) of all reasonable, out-of-pocket costs incurred by the re-locating Party in connection with any such relocation, including, without limitation, moving expenses and market rent paid for the replacement premises, solely to the extent such costs, in the aggregate, exceed the costs that would have been incurred by such Party had such Party remained in the Shared Affiliate Leased Real Property.
SECTION 8.    TAX MATTERS.
SECTION 8.1.    Preparation and Filing of Tax Returns.
(r)    Tax Returns of an Affiliated Group. The Seller, at its sole cost and expense, shall file or cause to be filed when due (1) all Tax Returns for any Affiliated Group that includes the Company and the Purchased Property and (2) all other Tax Returns of the Company that are due on or before the Closing Date and pay or cause to be paid when due all Taxes shown on such Tax Returns. The positions reflected on such Tax Returns shall, to the extent permitted by applicable Law, be consistent with past practice of the Seller and its Affiliates.
(s)    Tax Periods Ending on or Before the Closing Date. The Seller, at its sole cost and expense, shall prepare, or cause to be prepared, and provide to the Buyer for review, not less than thirty (30) days before the due date for such Tax Returns, taking into account any available extensions, drafts of all Income Tax Returns of the Company for all taxable periods ending on or before the Closing Date that are not described in Section 8.1(a). The positions reflected on such Income Tax Returns shall, to the extent permitted by applicable Law, be consistent with past practice of the Company. The Buyer shall provide any comments on such draft Income Tax Returns within ten (10) days after receipt and the Seller shall consider in good faith the Buyer’s reasonable comments prior to filing or causing the filing of such Income Tax Returns. The Buyer shall file, or cause to be filed, such Income Tax Returns and the Seller shall cause to be paid when due all Taxes shown on such Tax Returns.
(t)    Tax Periods Ending on or Before the Closing Date; Straddle Periods. The Buyer, at its sole cost and expense, shall prepare, or cause to be prepared, and provide to the Seller for review, not less than thirty (30) days before the due date for such Tax Returns, taking into account any available extensions, drafts of all Tax Returns of the Company for all Straddle Periods and for taxable periods ending on or before the Closing Date that are not described in either Section 8.1(a) or Section 8.1(b). The positions reflected on such Tax Returns shall, to the extent permitted by applicable Law, be consistent with past practice of the Company. The Seller shall provide any comments on such draft Tax Returns within ten (10) days after receipt and the Buyer shall consider in good faith Seller’s reasonable comments prior to filing or causing the filing of such Tax Returns. The Seller shall pay to the Buyer, within five (5) days following any demand by the Buyer, with respect to such Tax Returns, an amount equal to the portion of any Taxes allocable to the Pre-Closing Period, and the Buyer shall file, or cause to be filed, such Tax Returns.
SECTION 8.2.    Cooperation in Preparing and Filing Tax Returns, Participating in Tax Contests, and Other Tax Matters.
(c)    The Buyer and the Seller shall, and shall each cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining Liabilities for Taxes or a right to refund of Taxes, or in conducting any Tax Contest. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such Party may possess. Each Party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) six (6) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them; provided that such Party shall give to the other Party thirty (30) days’ written notice of such disposal and provide the other Party with the opportunity to copy (at such other Party’s cost) such Tax Returns or other documents. Each

Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Any information obtained under this Section 8.2(a) shall be kept confidential except as otherwise may be necessary in connection with the filing of Tax Returns or claims for refunds of Taxes or in conducting a Tax Contest or as otherwise may be required by applicable Law or the rules of any stock exchange.
(d)    Notwithstanding any provision in this Agreement to the contrary, from and after the Closing Date, each of the Seller and the Buyer agrees to give the other written notice of the receipt by such Person or any of its Affiliates of any notice that involves the assertion of any claim concerning Taxes, or the commencement of any Tax Contest, in respect of which indemnity for Loss may be sought pursuant to Section 9.2(a) within five (5) days of receipt of such written notice.
(e)    Notwithstanding any provision in this Agreement to the contrary, with respect to any Tax Contest involving only one or more taxable periods that end on or before the Closing Date, the Seller shall have the right to represent the interests of the Company in such Tax Contest and settle all issues in its discretion, and to employ counsel of its choice at its expense; provided, that the Seller shall not pay, discharge, settle, compromise, litigate, or otherwise dispose of any item subject to such Tax Contest in a manner that may adversely affect the Buyer or any of its Affiliates without obtaining the prior written consent of the Buyer, which consent may be withheld, conditioned, or delayed. Notwithstanding the preceding sentence, the Buyer shall be entitled, at the Buyer’s expense, to participate in the conduct of any such Tax Contest.
(f)    Subject to Section 8.2(c), and notwithstanding any provision in this Agreement to the contrary, the Buyer shall have the sole right to represent the interests of the Company and settle all issues in its sole discretion, and to employ counsel of its choice at its expense, in any Tax Contest; provided, that the Buyer shall not pay, discharge, settle, compromise, litigate, or otherwise dispose of any item subject to such Tax Contest in a manner that would give rise to a Loss for which indemnity may be sought pursuant to Section 9.2(a) without obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.
SECTION 8.3.    Allocation of Certain Taxes.
(j)    If the Company is permitted, but not required, under applicable Tax Law to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.
(k)    In the case of Taxes arising in a taxable period of the Company that includes, but does not end on, the Closing Date, except as provided in Section 8.3(c), the allocation of such Taxes between a Pre-Closing Period and a Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.
(l)    In the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem

Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax that relates to a Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period. However, any such Taxes attributable to any property that was owned by the Company at any point in the Pre‑Closing Period, but is not owned as of the Closing Date, shall be allocated entirely to the Pre-Closing Period.
(m)    Notwithstanding the foregoing provisions of this Section 8.3(d), all Taxes attributable to (A) actions taken by the Buyer or its Affiliates on the Closing Date after the Closing other than in the ordinary course of business, or (B) the making of any election under Section 338(g) of the Code (or any corresponding elections under state or local law) for the Company, shall be allocated to the Post-Closing Period.
SECTION 8.4.    Transfer Taxes. Notwithstanding Section 8.1, which shall not apply to Tax Returns relating to Transfer Taxes, the Person required under applicable Law to file any Tax Return relating to Transfer Taxes required as a result of the transfer to the Buyer of the Shares or the Purchased Property, or with respect to any other transfers contemplated herein, shall timely file such Tax Return. The Buyer and the Seller shall cooperate in the preparation and filing of any such Tax Returns, and (i) the Buyer or its Affiliates shall remit fifty percent (50%) of the Taxes shown on such Tax Returns filed by the Seller (or the amount of any additional Transfer Taxes attributable to any adjustment with respect to any such Tax Returns filed by the Seller by any Taxing Authority) to the Seller within fifteen (15) days of the Buyer’s receipt of a copy of such Tax Returns (or evidence of the payment by the Seller (or any Affiliate thereof) of such additional Transfer Taxes) and (ii) the Seller shall remit fifty percent (50%) of the Taxes shown on such Tax Returns filed by the Buyer or any of its Affiliates (or the amount of any additional Transfer Taxes attributable to any adjustment with respect to such Tax Returns filed by the Buyer or any of its Affiliate by any Taxing Authority) to the Buyer within fifteen (15) days of the Seller’s receipt of a copy of such Tax Returns (or evidence of the payment by the Buyer (or an Affiliate thereof) of such additional Transfer Taxes).
SECTION 8.5.    Termination of Tax Sharing Agreements. Prior to the Closing, the Seller shall ensure that any and all Tax allocation agreements, Tax sharing agreements, or other similar arrangements in respect of Taxes shall be terminated with respect to the Company as of the Closing Date, and, from and after the Closing Date, the Company shall have no obligation to make any payments in respect to such arrangements, or otherwise shall have any other obligations with respect to such arrangements, to any Person for any period.
SECTION 8.6.    Refunds.
(l)    Any refund of Taxes (including any interest thereon) that relates to the Company that is attributable to a Post-Closing Period shall be the property of the Company and shall be retained by the Company (or promptly paid by the Seller to the Company if any such refund (or interest thereon) is received by the Seller or any of its Affiliates). Without limiting the generality of the preceding sentence, any such refund or other benefit realized by the Company or an Affiliate of the Company in a Post-Closing Period that results from the carryforward of any Tax attribute from a Pre-Closing Period shall be the property of the Company or Affiliate of the Company and shall be retained by the Company or Affiliate of the Company, as applicable.
(m)    If, after the Closing Date, the Company or any of its Affiliates receives a refund of any Tax that is attributable to a Pre-Closing Period of the Company, then the Company or the Affiliate of the Company, as the case may be, promptly shall pay or cause to be paid to the Seller the amount of such refund together with any interest thereon; provided, however, that, to the extent that such refund of Taxes was taken into account in calculating the Post-Closing Adjustment Amount, such refund (or such portion of such refund) shall be the property of the Company or Affiliate of the Company and shall be retained by the Company or Affiliate of the Company, as applicable.
(n)    In applying Sections 8.6(a) and (b), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with the principles of Section 8.3.
SECTION 8.7.    Allocation Under Section 1060 of the Code. As soon as practicable after the Closing, the Buyer shall prepare and deliver to the Seller a statement allocating the Purchase Price (and any liabilities assumed hereunder and other items that are relevant for applicable Tax purposes) among the Shares and the Purchased Property in accordance with Section 1060 of the Code (the “Allocation”). The Allocation shall be deemed to be accepted by, and shall be conclusive and binding on, the Seller unless the Seller shall have delivered within twenty (20) days after the delivery of the Allocation to the Seller a written notification to the Buyer stating each item that the Seller objects to in the Allocation (it being understood that any amounts not disputed shall be final and binding), in which case the Buyer and the Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that the Buyer and the Seller are unable to resolve such dispute within twenty (20) days, the Buyer and the Seller shall jointly retain the Independent Expert to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation shall be adjusted to reflect such resolution. For purposes of this Section 8.7, the costs, fees and expenses of the Independent Expert shall be borne equally by (i) the Buyer and (ii) the Seller. The Buyer and the Seller further agree to act in accordance with the Allocation in any Tax Returns and any other related filings. The Seller, and the Buyer, as may be the case, shall promptly notify the other Party of the commencement and progress of any Tax Contest relating to the Allocation. The Buyer and the Seller further agree to allocate any subsequent adjustments to the Purchase Price in accordance with the methodology of this Section 8.7.
SECTION 8.8.    Section 338(h)(10) Election.

(a)    As soon as practicable after the Parties have agreed to the allocation of the Purchase Price in accordance with Section 8.7, the Buyer shall make a good faith determination as to the viability of a Section 338(h)(10) Election with respect to the purchase of the Shares. If the Buyer determines that a Section 338(h)(10) Election should be made with respect to the purchase of the Shares, the Buyer shall promptly communicate that determination to the Seller in writing, and the Parties thereafter shall cooperate in good faith to determine (i) the aggregate deemed sale price (as defined under Treasury Regulations Section 1.338-4) with respect to the Shares of the Company and (ii) the amount of additional consideration payable to the Seller on account of the Buyer making the Section 338(h)(10) election (such additional consideration, the “Tax Adjustment”).
(b)    Upon the Parties’ making a final agreed determination of the Tax Adjustment pursuant to Section 8.8(a), the Buyer shall decide, at its sole discretion, whether the Section 338(h)(10) Election will be made with respect to the purchase of the Shares. If the Buyer decides that such a Section 338(h)(10) Election will be made, (i) the Buyer shall promptly communicate that decision to the Seller in writing, (ii) the Buyer shall be responsible for the preparation of all Section 338 Forms in accordance with applicable Tax Law and the terms of this Agreement and shall deliver such Section 338 Forms to the Seller at least thirty (30) days prior to the date such Section 338 Forms are required to be filed, (iii) the Buyer shall consider in good faith any changes to the Section 338 Forms that are reasonably requested by the Seller, (iv) the Buyer and the Seller (or its Affiliate) shall jointly file all Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement, (v) the Buyer and the Seller (or its Affiliate) shall execute and deliver to each other such documents or forms (including executed Section 338 Forms) as are reasonably requested and are required by applicable Law in order to properly complete the Section 338 Forms at least twenty (20) days prior to the date such Section 338 Forms are required to be filed, (vi) the Buyer and the Seller (or its Affiliate) shall provide each other with such information as such other Party reasonably requests in order to prepare the Section 338 Forms within fifteen (15) days after such request for such information, and (vii) the Buyer and the Seller (or its Affiliate) shall report the transfers under this Agreement consistent with such election and shall take no position contrary thereto unless required to do so by applicable Tax Law. Upon making a timely, irrevocable, and effective Section 338(h)(10) Election with respect to the purchase of the Shares in accordance with this Section 8.8(b), the Buyer shall promptly pay the Tax Adjustment to the Seller.
(c)    The Seller agrees that any income or gain recognized as a result of, and in accordance with, making the Section 338(h)(10) Election pursuant to this Section 8.8 will be included in the Tax Return that will be filed for the Tax period in which the sale of the Shares to the Buyer occurs in accordance with applicable Law, and any resulting Taxes will be paid by the Seller or the Affiliated Group of which the Seller is a member
(d)    If a Section 338(h)(10) Election is not made with respect to the purchase of the Shares pursuant to this Section 8.8, the Seller shall make, or shall cause to be made, a valid and timely election pursuant to Treasury Regulations Sections 1.1502-36(d)(6)(i)(A) and

1.1502-36(e)(5) to reduce the basis in the Shares to the extent required so that the Company will experience a reduction of Tax attributes as described in Treasury Regulations Section 1.1502 36(d) that will be one-half of what the reduction of Tax attributes would have been in the absence of such election. The Seller shall provide the Buyer with copies of all such elections made with respect to the Company within thirty (30) days after the filing of such elections.
SECTION 9.    INDEMNIFICATION.
SECTION 9.1.    Survival.
(g)    Except as otherwise set forth in this Section 9.1(a), all representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months; provided, however, that (i) the representations and warranties contained in (i) Section 3.1(a) (Organization, Authority and Enforceability), Section 3.3 (Title to Shares), Section 3.4 (Title to Purchased Property), Section 3.5 (Capitalization), Section 3.7 (Brokers), Section 3.16 (Taxes) (all of the foregoing representations and warranties (other than the representations and warranties contained in Section 3.16 (Taxes)) collectively, the “Seller Fundamental Representations”), Section 6.1 (Organization, Authority and Enforceability) and Section 6.8 (Brokers) (each of the representations and warranties contained in Section 6.1 and Section 6.8, the “Buyer Fundamental Representations”) shall survive the Closing until the date which is 30 days after the expiration of the applicable statute of limitations (including any extensions thereof).
(h)    Except as otherwise set forth herein, (i) the covenants and agreements contained in this Agreement that contemplate performance on or prior to the Closing shall survive until the Closing for a period of six (6) months, and (ii) the covenants and agreements that contemplate performance following the Closing shall survive in accordance with their terms, or in the event there is no term, indefinitely.
(i)    The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of a claim for indemnification under Section 9.2 or Section 9.3 is given with reasonable specificity within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved; provided that the Indemnitee making such claim is diligently pursuing such claim.
SECTION 9.2.    Indemnification by the Seller.
(n)    Subject to the limitations set forth herein, after the Closing, the Seller shall indemnify and defend the Buyer against, and shall hold the Buyer, its Representatives and its Affiliates (including from, and after the Closing, the Company), each of their respective shareholders, officers, directors, employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) harmless from, any actual loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage,

Tax or expense (collectively, “Losses”) suffered or incurred by or imposed on such Buyer Indemnitee to the extent arising out of, without duplication, (i) any breach of any representation and warranty of the Seller contained in Section 3 or the certificate delivered by the Seller to the Buyer pursuant to Section 11.1(c), (ii) any breach of the covenants or agreements of the Seller contained in this Agreement, (iii) any Tax imposed on or relating to the Company with respect to any Pre-Closing Period, (iv) the Seller’s share of any Transfer Taxes pursuant to Section 8.4, (v) any liabilities of the Company for the Taxes of another Person imposed pursuant to (A) Treasury Regulations Section 1.1502-6 (or any affiliated, combined, consolidated, unitary or similar provision of applicable state, local or foreign Law) with respect to any Affiliated Group that the Company was a member at the time of, or prior to, the Closing or (B) any contract primarily relating to Taxes entered into prior to the Closing, or (C) operation of applicable Law with reference to a pre-Closing event or act, (vi) any matter that (A) is disclosed or was required to be disclosed in Sections 3.6(a), 3.8, or 3.9 of the Disclosure Schedule (ignoring any “material”, “material adverse effect”, “Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty for purposes of determining whether a matter was required to be disclosed therein) or (B) involves a claim by any Person, known or unknown, involving substantially the same set of facts or circumstances as were involved in the matters described in the preceding clause (A) and occurring prior to the Closing or relating to clause (viii) below, ( (A) and (B) collectively, the “Retained Claims”), (vii) any Loss resulting from any Excluded Liability or Excluded Property; (viii) any liability of the Company arising from any Pre-Closing Period; and (ix) in the event that the Separation has not occurred as of the Closing and the Seller does not cause Parent Entity to execute and deliver to the Buyer the Parent Entity Side Letter prior to the Separation pursuant to Section 13.9, future actions of Parent Entity or its Affiliates that would have constituted breaches of the Parent Entity Side Letter by Parent Entity or its Affiliates had such letter been executed and delivered to the Buyer.
(o)    The Seller shall not be liable for any Loss or Losses unless the claim for such Loss or Losses is brought within the Applicable Survival Period. The Seller shall not be liable for indemnification under Section 9.2(a)(i), (i) unless and until the amount of Losses arising under Section 9.2(a)(i) from any matter or series of matters relating to the same underlying fact, circumstance, action or event exceeds $50,000 (“Covered Losses”), and (ii) unless and until the aggregate amount of all Covered Losses incurred by the Buyer Indemnitees exceeds $2,000,000 (the “Deductible”), and then only to the extent that such Covered Losses exceed the Deductible; provided that the cumulative indemnification obligations of the Seller under Section 9.2(a)(i) shall in no event exceed an amount equal to $20,000,000 (the “Cap”); provided, that the cumulative indemnification obligations of the Seller under Section 9.2(a)(viii) shall in no event exceed an amount equal to $20,000,000; provided further, that the cumulative indemnification obligations of the Seller under Section 9.2(a) shall in no event exceed an amount equal to the Purchase Price (the “Indemnity Cap”). Notwithstanding the foregoing, other than the first sentence of this Section 9.2(b) and the Indemnity Cap, the limitations set forth in this

Section 9.2(b) shall not apply to any claim for indemnification with respect to any breach of any Seller Fundamental Representation, or in the case of fraud or intentional breach by the Seller.
(p)    The rights of the Buyer to indemnification, payment of Losses or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Buyer may have acquired, or could have acquired, whether before or after the closing date, nor by any investigation or diligence by the Buyer.
(q)    Except as provided under (i) the provisions hereof providing for equitable remedies, (ii) the provisions of Section 2.3, (iii) the provisions of Sections 7.7 and 7.21 and (iv) the provisions of any Ancillary Agreement, the Buyer acknowledges and agrees that, should the Closing occur, except in the case of fraud or intentional breach by the Seller, the Buyer’s and each Buyer Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Company and its respective assets and liabilities, the Purchased Property, the transactions contemplated hereby and the Shares shall be pursuant to the indemnification provisions set forth in this Section 9.
SECTION 9.3.    Indemnification by the Buyer.
(h)    Subject to the limitations set forth herein, after the Closing, the Buyer shall indemnify and defend the Seller, its Representatives and Affiliates, each of their respective shareholders, officers, directors, employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) against, and shall hold each Seller Indemnitee harmless from, any Loss suffered or incurred by or imposed on such Seller Indemnitee to the extent arising out of (i) any breach of any representation and warranty of the Buyer contained in Section 6, (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement, (iii) the use by the Buyer or its Affiliates (including, from and after the Closing, the Company) of any of the Seller Names and Marks, and (iv) any Assumed Liabilities or Purchased Property.
(i)    The Buyer shall not be liable for any Loss or Losses unless the claim for such Loss or Losses is brought within the Applicable Survival Period. The Buyer shall not be liable for indemnification under Section 9.3(a)(i), (i) unless the Loss arising under Section 9.3(a)(i) is a Covered Loss, and (ii) unless and until the aggregate amount of all Covered Losses incurred by the Seller Indemnitees exceeds the Deductible, and then only to the extent that such Covered Losses exceed the Deductible; provided that the cumulative indemnification obligations of the Buyer and the Company collectively under Section 9.3(a)(i) shall in no event exceed the Cap; provided further, that the cumulative indemnification obligations of the Buyer and the Company collectively under Section 9.3(a) shall in no event exceed the Indemnity Cap. Notwithstanding the foregoing, the limitations set forth in this Section 9.3(b) shall not apply to any claim for indemnification with respect to any Buyer Fundamental Representation or in the case of fraud or intentional breach by the Buyer.

(j)    Except as set forth in Section 13.7, the Seller acknowledges and agrees that, should the Closing occur, except in the case of fraud or intentional breach by the Buyer, the Seller’s and each Seller Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Company and their respective assets and liabilities, the Purchased Property, the transactions contemplated hereby and the Shares (other than as expressly provided in Sections 7.7 and 7.21) shall be pursuant to the indemnification provisions set forth in this Section 9.
SECTION 9.4.    Indemnification Procedure for Third Party Claims.
(g)    In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected, in each case, in writing, by a third party (“Third Party Claim”), the Indemnitee shall promptly, but in no event more than 30 days following such Indemnitee’s receipt of a Third Party Claim, notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”); provided, however, that a failure by an Indemnitee to provide timely notice shall not affect the rights or obligations of such Indemnitee other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.
(h)    The Indemnitor shall have the right, but not the obligation, to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel (reasonably acceptable to the Indemnitor) at its sole cost and expense and participate in the defense of the Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief or includes an admission of liability or fault without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed. The Parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.
(i)    If the Indemnitor does not assume the Third Party Defense, the Indemnitee will be entitled to assume the Third Party Defense, at the expense of the Indemnitor, upon delivery of notice to such effect to the Indemnitor; provided that (i) the Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof, (ii) the Indemnitor may at any time thereafter assume the Third Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense and (iii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
SECTION 9.5.    Indemnification Procedures for Non-Third Party Claims. The Indemnitee shall notify the Indemnitor in writing promptly of its discovery of any matter that does not involve a Third Party Claim. Such notice shall (a) state that the Indemnitee has paid Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify to the extent practicable in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.
SECTION 9.6.    Calculation of Indemnity Payments; Mitigation.
(e)    The amount of Losses payable under this Section 9 by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee.
(f)    The amount of any Loss incurred by an Indemnitee shall be reduced to take account of any net cash Tax benefit attributable to such Loss actually realized by the Indemnitee or its Affiliates (without treating the Company as an Affiliate of the Seller, but treating the Company as an Affiliate of the Buyer).
(g)    The Indemnitee shall, and shall cause its Affiliates to, take all necessary steps to mitigate any Loss to the extent required under applicable Law upon becoming aware of any event that would reasonably be expected to, or does, give rise to such Loss.
(h)    In no event shall any Party be liable for (and the term Losses shall exclude) any lost profits, punitive, consequential, special or exemplary damages (collectively, “Consequential Damages”) unless, and solely to the extent that, a Party becomes obligated to pay such damages to a third party that is not an Affiliate of any Party; provided, however, that solely in respect of indemnification claims pursuant to 9.2(a)(ix), the Seller shall be liable for (and the term Losses shall include) any reasonably foreseeable Consequential Damages.
SECTION 9.7.    Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this Section 9 as an adjustment to the Purchase Price for all Tax Purposes.
SECTION 9.8.    Assignment of Claims. If any Indemnitee receives any indemnification payment pursuant to this Section 9, at the election of the Indemnitor, such Indemnitee shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise.
SECTION 9.9.    Retained Claims.
(c)    Following the Closing, the Seller shall, at its own expense, have the sole power to direct and control each Retained Claim, with counsel of its choosing. The Buyer Indemnitees shall have the right, but not the obligation, to participate in any such defense and to employ separate co-counsel (reasonably acceptable to the Seller) of their own choosing and may participate in any such defense at their own expense.
(d)    The Buyer Indemnitees and the Seller shall cooperate in order to ensure the proper and adequate defense of the Retained Claims, including by providing access to each other’s relevant business records and other documents and employees.
(e)    The Buyer Indemnitees and the Seller shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Retained Claim to be made so as to preserve any applicable attorney client or work product privileges.

(f)    To the extent the Company or the Buyer and each of the Buyer Indemnitees are entitled to reimbursement under an insurance policy covering the Retained Claim or the attorney’s fees and expenses of the Seller in respect of the Retained Claim, the Company, the Buyer and each of the Buyer Indemnitees shall assign and transfer such amounts to the Seller upon receipt thereof.
(g)    Notwithstanding anything to the contrary set forth in this Section 9.9, the Seller will not consent to the entry of any judgment or enter into any settlement with respect to the Retained Claim to the extent such judgment or settlement provides for equitable relief, includes an admission of liability or fault or purports to restrict the future operations of the Company without the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed.
SECTION 9.10.    Materiality. For purposes of this Section 9, for purposes of determining whether there has been a breach of any representation or warranty contained in this Agreement or any certificate delivered pursuant to Sections 11.1(c) and 11.2(c), or the amount of any Loss related to a breach of any representation or warranty contained in this Agreement or any certificate delivered pursuant to Sections 11.1(c) and 11.2(c), the representations and warranties contained in this Agreement shall be considered without regard to any “material”, “material adverse effect”, “Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty.
SECTION 10.    EMPLOYMENT MATTERS.
SECTION 10.1.    Employee Matters.
(r)    Terms and Conditions of Offers of Employment.
(i)    The Seller shall provide Buyer with updated versions of Sections 1.1(c), (e) and (f) of the Disclosures Schedule so that they set forth a true and complete list of each Adviser Representative, Broker and Dedicated Employee, as applicable, no later than five (5) days prior to Closing. The Seller shall, and shall cause the Relevant Affiliates to, use commercially reasonable efforts and cooperate with the Buyer, in each case at the Buyer’s request, in compiling and distributing the offers contemplated by this Section 10.1 to the applicable Business Associates, including, by promptly (and in all events within five (5) Business Days of receiving such request) providing access to such information as is reasonably necessary for the Buyer to prepare and/or distribute such offers.
(ii)    No later than thirty (30) days following the date of this Agreement (or, in respect of Adviser Representatives and Dedicated Employees that become such following the date of this Agreement in accordance with the terms hereof, no later than thirty (30) days following the date that a Seller informs the Buyer of the hiring of such Adviser Representatives or Dedicated Employee), the Buyer shall, or shall cause an Affiliate thereof to, offer employment, effective as of the Closing Date, to each such Adviser Representatives or Dedicated Employee who satisfactorily completes Buyer’s customary on-boarding process and standards

(which on-boarding process and standards to be consistent with the on-boarding process and standards provided to the Seller or its counsel prior to the date hereof and applied by Buyer in a manner no less favorable to the Adviser Representatives than Buyer’s past practices and provided that no interviewing or assessment of skill set shall be conducted in connection with such processes), conditioned on such Person remaining an Adviser Representatives or Dedicated Employee as of the Closing Date, including each Adviser Representative and Dedicated Employee who is not actively at work as of the date that such offers of employment are made pursuant to the terms hereof due to vacation, sick leave or any other approved leave (individuals who accept such offer of employment and begin employment with the Buyer or its Affiliate are referred to herein as the “Transferred Employees”). With respect to each Adviser Representative and each Dedicated Employee who is on short, long-term disability or other approved leave as of the Closing Date and provided that such Person seeks to actively return to work within six (6) months of the Closing Date, the Sellers shall or shall cause the applicable Affiliate thereof to, effective as of the date that the Adviser Representative or Dedicated Employee actively returns to work, terminate the employment of, and the Buyer shall, or shall cause an Affiliate of the Buyer to, make an offer of employment to, such Dedicated Employee upon the date that the Adviser Representative or Dedicated Employee actively returns to work, subject to such Person’s satisfaction of Buyer’s customary on-boarding process, at which point such Person shall become a Transferred Employee. Notwithstanding anything herein to the contrary, Buyer may, with the prior written consent of the Sellers, make offers (A) of employment to employees of the Sellers and their respective Affiliates who are not Dedicated Employees prior to the Closing, and/or (B) to enter into Buyer’s standard statutory employee agent agreements to employees of the Seller and its Affiliates who are not Adviser Representatives prior to the Closing.
(iii)    No later than thirty (30) days following the date of this Agreement (or, in respect of 403(b) Adviser Representatives that become such following the date of this Agreement in accordance with the terms hereof, no later than thirty (30) days following the date that a Seller informs the Buyer of the hiring of such 403(b) Adviser Representative), the Buyer shall, or shall cause an Affiliate thereof to, offer employment, effective as of the Closing Date, to each such 403(b) Adviser Representatives, in each case, who satisfactorily completes Buyer’s customary on-boarding process and standards (which on-boarding process and standards to be consistent with the on-boarding process and standards provided to the Seller or its counsel prior to the date hereof and applied by Buyer in a manner no less favorable to the Adviser Representatives than Buyer’s past practices), conditioned on such Person remaining a 403(b) Adviser Representatives as of the Closing Date, including each 403(b) Adviser Representative who is not actively at work as of the date that such offers of employment are made pursuant to the terms hereof due to vacation, sick leave or any other approved leave (individuals who accept such offer of employment and begin employment with the Buyer or its Affiliate are referred to herein as the “403(b) Transferred Adviser Representatives”). With respect to each 403(b) Adviser Representative who is on short, long-term disability or other approved leave as of the Closing Date and provided that such Person seeks to actively return to work within six (6)

months of the Closing Date, the Sellers shall or shall cause the applicable Affiliate thereof to, effective as of the date that the 403(b) Adviser Representative actively returns to work, terminate the employment of, and the Buyer shall, or shall cause an Affiliate of the Buyer to, make an offer of employment to, such 403(b) Adviser Representative upon the date that the 403(b) Adviser Representative actively returns to work, subject to such Person’s satisfaction of Buyer’s customary on-boarding process, at which point such Person shall become a 403(b) Transferred Adviser Representative.
(s)    Dedicated Employee Offer Terms. Each offer made pursuant to Section 10.1(a)(ii) to a Dedicated Employee shall provide for a common law employment contract or employment with Buyer or one of its Affiliates as a common law employee and shall provide for (i) a base salary or hourly wage (as applicable) that is no less than such Dedicated Employee’s base salary or hourly wage as in effect immediately prior to the Closing Date, (ii) short-term incentive compensation opportunities that are no less favorable in the aggregate to the short-term incentive compensation opportunities provided to such Dedicated Employee immediately prior to the Closing Date, (iii) the same employee retirement and welfare benefits as provided to similarly situated employees of the Buyer and its Affiliates, (iv) substantially the same title, duties, responsibilities and authority as were provided to such Dedicated Employee by such Seller and its Affiliates immediately prior to the Closing Date, and (v) a work location that is no more than twenty five (25) miles from the Dedicated Employee’s work location immediately prior to the Closing Date. Notwithstanding anything herein to the contrary, in no event shall any offers made pursuant to Section 10.1(a)(ii) to a Dedicated Employee with the title at the Seller and its Affiliates of Managing Partner, Assistant Sales Director or other assistant manager provide that the Transferred Employee will be a General Manager or General Agent at Buyer or any of its Affiliates and all such Dedicated Employee shall be treated as common law employees and eligible to receive such retirement and welfare benefits applicable to common law employees of Buyer and its Affiliates.
(t)    Adviser Representative and 403(b) Adviser Representative Offer Terms.
(i)    Each offer made pursuant to Section 10.1(a)(ii) to an Adviser Representative shall provide for employment with Buyer or one of its Affiliates as a statutory employee and shall be in the form of a standard statutory employee agent agreement that will provide for (A)  the same commission opportunities (including the same compensation grid) as applicable to similarly situated statutory employees of Buyer and its Affiliates, (B) the same employee retirement and welfare benefits as provided to similarly situated statutory employees of the Buyer and its Affiliates, (C) substantially the same title, duties and responsibilities as were provided to such Adviser Representative by such Seller and its Affiliates immediately prior to the Closing Date, (D) a work location that is no more than twenty five (25) miles from the Adviser Representative’s work location immediately prior to the Closing Date, and (E) only with respect to an Adviser Representative who is classified by the Seller or a Relevant Affiliate as a “functional manager”, the Seller and Buyer shall negotiate in good faith a structure that provides each such individual with compensation in respect of such individuals’ non-adviser responsibilities and duties that is at least equal to the base salary provided to such individual immediately prior to the Closing Date (provided that, for purposes of this clause (E) only, an Adviser Representative’s base salary shall not exceed one hundred percent (100%) of the median salary payable in respect of such non-adviser responsibilities and duties pursuant to a third-party market comparability survey or report).
(ii)    Each offer made to a 403(b) Adviser Representative pursuant to Section 10.1(a)(iii) above shall be on such terms as may be determined by Buyer and its Affiliates in its sole discretion.
(u)    Broker Offers. No later than thirty (30) days following the date of this Agreement (or, in respect of an Adviser Representative who becomes a Broker following the date of this Agreement, no later than thirty (30) days following the date that a Seller informs the Buyer that such person has become a Broker), the Buyer shall, or shall cause an Affiliate thereof to, offer to enter into (and, if accepted, enter into) a brokerage or similar agreement, effective as of the Closing Date, with each Broker on substantially similar terms in the aggregate as the brokerage or similar agreement in effect with the Sellers and their Affiliates as of the date of such offer. Buyer shall not voluntarily terminate such agreement other than for “cause” or nonperformance for a period of at least eighteen (18) months following the Closing Date.
(v)    Compensation and Benefits. For a period of eighteen (18) months following the Closing Date, the employment of each Transferred Employee by the Buyer or any of its Affiliates shall be on terms and conditions set forth in Section 10.1(b) or (c), as applicable; provided the Transferred Employee remains a common law or statutory employee of the Buyer, one of its Affiliates or the PEO (as applicable).
(w)    Buyer Benefit Plans. As of the Closing Date, each Transferred Employee shall be eligible to participate in and, if such Transferred Employee elects (if an election to participate is required), shall commence participation in the employee benefit plans (within the meaning of Section 3(3) of ERISA), programs, human resources or other policies, contracts, fringe benefits, or arrangements (whether written or unwritten) of the Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) on substantially the same basis as such Transferred Employee’s participation in comparable plans, programs and arrangements maintained by the Seller or its Affiliates immediately prior to the Closing Date. Notwithstanding the foregoing, participation in any Buyer Benefit Plan by a Transferred Adviser Representative and 403(b) Transferred Adviser Representative may be subject to production requirements, regardless of whether the same or similar requirements would have been applied under a plan of the Seller or its Affiliates immediately prior to the Closing Date; provided, that participation in such plans by such Transferred Adviser Representatives or 403(b) Transferred Adviser Representative shall be on terms and conditions no less favorable than those applicable to newly-hired statutory employees of the Buyer and its Affiliates, and provided, further, that no such production requirements shall be applied for purposes of determining such Transferred Adviser Representative’s and 403(b) Transferred Adviser Representative’s eligibility for participation in, or the subsidization of premiums paid for coverage under, the health and welfare plans of Buyer and its Affiliates (excluding group universal life insurance coverage) for a period of eighteen (18) months following the Closing Date. The Buyer shall waive, or use their reasonable commercial efforts to cause to be waived, any preexisting condition limitations, exclusions, actively at work requirements, waiting periods and evidence of insurability requirements under any Buyer Benefit Plan that is a welfare benefit plan in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date. The Buyer shall recognize and credit, or shall use their commercially reasonable efforts to cause to be recognized and credited, the dollar amount of all co-payments/coinsurance, deductibles and similar expenses incurred by each Transferred Employee (and his or her eligible dependents) under the Plans during the year in which the Closing Date occurs for purposes of satisfying such year’s deductible and out of pocket maximum limitations under the relevant Buyer Benefit Plans in which they will be eligible to participate from and after the Closing Date.
(x)    Service Credit. As of the Closing Date, each Transferred Employee shall be eligible to participate in and, for purposes of eligibility, vesting, level of benefits and benefit accrual under any Buyer Benefit Plans or human resources policies, and for any other service-related entitlements, the Buyer shall, or shall cause the applicable Affiliate thereof to, give each Transferred Employee full credit for such Transferred Employee’s service with the Seller or their respective Affiliates (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized by the Plans immediately prior to the Closing Date) to the same extent recognized by the Seller or its Affiliates immediately prior to the Closing Date, except to the extent that such credit would result in duplication of benefits (but explicitly including retiree medical plans), provided that no such service shall be credited for accrual purposes for any retiree medical or defined benefit pension plans of Buyer, their Affiliates or the PEO.
(y)    Assumed Plans and Retention Awards. Following the Closing, the Buyer Parties shall, or shall cause their Affiliates to, assume, honor, fulfill and discharge the Seller’s and its Affiliates’ obligations under each Assumed Plan and Retention Awards.
(z)    Paid Time-Off. To the extent permitted by Law, the Seller shall, or shall cause an Affiliate thereof to, make, promptly following the Closing Date, a cash payment to each Transferred Employee in settlement of each such individual’s earned but unused paid time-off as of the Closing Date as determined under the Seller’s (or its Affiliate’s) paid time-off or similar policy.
(aa)    Direct Rollover. To the extent allowable by applicable Law, the Buyer shall use commercially reasonable efforts to cause the trustee of a defined contribution plan of the Buyer, if requested to do so by a Transferred Employee, to accept a direct “rollover” of all or a portion of such Transferred Employee’s distribution from the Seller’s or its Affiliates’ defined contribution plan (excluding securities, but including plan loans). Buyer shall use commercially reasonable efforts to similarly cause the trustee of any eligible retirement plan sponsored by the

PEO to accept a “direct rollover” of all or a portion of such Transferred Employee’s distribution from the Seller’s or its Affiliates’ defined contribution plan (excluding securities, but including plan loans).
(bb)    Severance.
(i)    With respect to any Transferred Employee whose employment is terminated by the Buyer or any of its Affiliates within the eighteen (18) months immediately following the Closing Date, the Buyer shall provide, or shall cause their Affiliates to provide, severance payments and benefits to such Transferred Employee, that are no less favorable than the severance payments and benefits (and on no more restrictive terms) that such Transferred Employee would have been entitled to receive pursuant to the severance plan or agreement maintained by the Sellers or any of their respective Affiliates for the benefit of such Transferred Employee immediately prior to the Closing Date.
(ii)    Notwithstanding anything herein to the contrary, in the event that any Dedicated Employee becomes eligible for severance payments and/or benefits from any of the Sellers or any of their Affiliates (as determined by the plan administrator of the applicable severance plan of the Sellers or any of their respective Affiliates on conditions consistent with Seller’s good faith administration of the severance plan consistent with past practices prior to this Agreement) following the date hereof, the Buyer and its Affiliates shall be solely responsible for (and shall indemnify the Sellers and their respective Affiliates against) the first fifteen million dollars ($15 million) of such severance payments, benefits and related costs (including, without limitation, legal or litigation-related costs, fees and expenses) associated with such Dedicated Employee that are paid or incurred by the Sellers or any of their Affiliates. The Buyer shall reimburse the applicable Seller or its Affiliates for any such payments, benefits and costs promptly (and in all events within thirty (30) Business Days) following receipt of an invoice from the Sellers.
(cc)    Post-Closing Retention Program.
(i)    Post-Closing Retention Programs. The Seller shall, or shall cause an Affiliate to, adopt a retention program for Adviser Representatives who become Transferred Employees (the “Retention Program”), with such program to become effective on the Closing Date. In no event shall the aggregate value of the Retention Awards granted pursuant to the Retention Program exceed fifty million dollars ($50 million). The Seller and Buyer shall mutually agree on the allocation of the Retention Awards among Adviser Representatives within sixty (60) days following the date hereof, with such allocations to be determined primarily pursuant to a formula based on the relative GDC for the 12-month period ended December 31, 2015 of each of the Adviser Representatives. Unless otherwise agreed to by the Seller and Buyer, all Retention Awards will be paid in a lump sum by Seller immediately prior to Closing. The retention payment will be subject to clawback for up to five years after the Closing Date with one-fifth (1/5th) of the payment released from clawback on each of the first five (5) anniversaries of the Closing Date provided that the Adviser Representative remains employed or otherwise in service with Buyer or its Affiliates on the applicable date. The retention payment will be taxable immediately to the Adviser Representative at the time of payment. The form of the Retention Awards, including any documentation that Adviser Representatives will sign to facilitate clawback, will be mutually agreed upon between Buyer and Seller. Promptly following the determination of the allocation of the Retention Awards among the Adviser Representatives, the Seller shall inform each Adviser Representative of the offer to extend a Retention Award as of immediately prior to the Closing Date. Notwithstanding the foregoing, the Parties hereto agree to renegotiate the design of the Retention Program to the extent that it is determined by either Party that the contemplated design will violate any law (with the intent to be to replicate the economics as closely as possible).
(ii)    Seller Deferred Compensation. Prior to the Closing Date, the Seller shall amend the Assumed Deferred Compensation Plans to provide that benefit accruals under the Assumed Deferred Compensation Plans will cease effective on the Closing Date or such earlier date as determined by the Seller (the “Freeze Effective Date”) and Seller with the consent of Buyer (which shall not be unreasonably withheld) shall, prior to the Closing Date, determine the amount to credit (or formula for determining crediting) in respect of the period commencing on January 1, 2016 and ending on the date immediately prior to the Freeze Effective Date. No Transferred Employee (or other Person) shall accrue any additional benefits under the Assumed Deferred Compensation Plans from and after the Freeze Effective Date (except that Transferred Employees may continue to vest in unvested amounts accrued prior to the Freeze Effective Date and amounts accrued prior to the Freeze Effective Date will continue to increase or decrease based on the gains or losses based on the notional/deemed investment of the amounts deferred pursuant to the Assumed Deferred Compensation Plans). All Transferred Employees and all 403(b) Transferred Adviser Representatives shall be deemed to have experienced a “separation from service” (within the meaning set forth in Section 409A of the Code) as of the Closing Date for purposes of each of the Sellers’ nonqualified deferred compensation plans that is subject to Section 409A of the Code pursuant to which distributions are triggered by or in connection with a termination of employment or service. All nonqualified deferred compensation plan maintained by the Sellers and their respective Affiliates (not including the Company) in which any Transferred Employees participate pursuant to which distributions are not triggered by or in connection with a termination of employment or service (other than the Assumed Deferred Compensation Plans) shall continue to be administered by the Sellers and their respective Affiliates (not including the Company) in accordance with their respective terms as may be amended from time to time and Transferred Adviser Representatives and 403(b) Transferred Adviser Representatives shall continue to vest in amounts credited pursuant to the Assumed Deferred Compensation Plans based on continuous service to the Buyer and its Affiliates from and after the Closing Date. The Buyer shall, or shall cause an Affiliate to, administer the Assumed Deferred Compensation Plans from and after the Closing in accordance with their respective terms. The Sellers shall reimburse the Buyer for 50% of any Unvested Assumed Deferral Amounts paid by the Buyer or its Affiliates pursuant to the Assumed Deferred Compensation Plans, with such reimbursements to be paid on an annual basis promptly following receipt by the Sellers of a written request from the Buyer for payment, which request will include all supporting documentation for determination of such payment. The Parties agree that (x) any payment by the Sellers to the Buyer pursuant to the preceding sentence shall be treated as an adjustment to the Purchase Price for federal, state and local Tax purposes and (y) the Buyer shall be responsible for all employment, payroll and other Taxes and Tax Returns associated with payments made to the Transferred Employees or 403(b) Transferred Adviser Representatives under the deferred compensation plans referred to in this clause (y).
(dd)    Welfare Claims. With respect to each Transferred Employee (including any beneficiary or the dependent thereof), the Seller or the applicable Affiliate thereof shall retain all liabilities and obligations for any medical, dental, health, accident or disability claim to the extent that such liability or obligation relates to claims incurred (whether or not reported or paid) prior to the Closing Date, and the Buyer and its Affiliates shall be liable for any such claim incurred on or following the Closing Date. For purposes of this Section 10.1(l), a claim shall be deemed to be incurred (i) with respect to medical, dental and health-related benefits, when the medical, dental or health-related services, materials or supplies are provided; (ii) with respect to life, accident and workers’ compensation insurance benefits, on the event giving rise to such benefits; and (iii) with respect to disability benefits, including the current and future salary replacement benefit and the continuation of other applicable benefits during the length of disability, on the eligibility date determined by the policy or plan in which the applicable Transferred Employee participates.
(ee)    COBRA. Effective as of the Closing Date, the Seller or the applicable Affiliate thereof shall be responsible for providing coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to any Adviser Representative or Dedicated Employee (and his or her qualified beneficiaries) as to whom a “qualifying event” (as defined in Section 4890B of the Code) has occurred through and including the Closing Date, including, for the avoidance of doubt, individuals who do not become Transferred Employees. The Buyer shall be responsible for providing coverage under COBRA to any Transferred Employee (and his or her qualified beneficiaries) whose “qualifying event” occurs after the Closing Date while such Transferred Employee is a common law employee or statutory employee of the Buyer or one of its Affiliates.
(i)    WARN Act. The Sellers shall be solely responsible for providing all notices required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq., or the regulations promulgated thereunder (the “WARN Act”) (including comparable state, local or other requirements of Law) and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided, with respect to any obligations under the WARN Act (including comparable state, local or other applicable Laws) arising out of or resulting from any termination of employment of any employee of the Business (including individuals who do not become Transferred Employees or 403(b) Transferred Adviser Representatives) prior to the Closing Date, subject to the Buyer’s compliance with its covenants pursuant to this Section 10.1.

The Buyer shall be solely responsible for providing all notices required under the WARN Act and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided, with respect to any obligations under the WARN Act (including comparable state, local or other applicable Laws) arising out of or resulting from any termination of employment of any Transferred Employees or 403(b) Transferred Adviser Representatives by the Buyer or any of its Affiliates on or after the Closing Date.
SECTION 10.2.    Indemnification and Insurance.
(k)    The Buyer agrees that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors, officers or employees of the Company or the Business, as the case may be (each, a “D&O Indemnified Party”), as provided in their applicable Organizational Documents or in any agreement with the Company, shall survive the Closing and shall continue in full force and effect exclusively with regard to activities by such former directors, officers and employees as they relate to actions taken while directors, officers and employees of the Company and prior to Closing. For a period of six years from the Closing Date, the Buyer shall maintain and cause the Company to maintain in effect, honor and perform the obligations imposed under the exculpation, indemnification and advancement of expenses provisions of the Company’s Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Company with any of the D&O Indemnified Parties as in effect immediately prior to the Closing Date, and the Buyer shall and shall cause the Company to not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of D&O Indemnified Parties; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. Subject to the provisions of Section 9.2, from and after the Closing Date, the Buyer shall and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 10.2. In the event of any such Legal Proceeding, the Buyer and the Company shall reasonably cooperate with the D&O Indemnified Party in the defense of any such Legal Proceeding.
(l)    The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under any applicable Law. The provisions of this Section 10.2 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 10.2.
(m)    Prior to the Closing, the Seller shall arrange for the placement of “tail” insurance coverage at the Seller, subject to the review and written consent of the Seller (which shall not be unreasonably withheld), insuring the Company and the Transferred Adviser Representatives, Transferred Brokers and Transferred Employees under the same terms, conditions and exclusions as those provided by or contained in the existing errors and omissions liability insurance or any renewals or replacements thereof maintained as of the Closing Date by or on behalf of the Company (the “Current E&O Policies”) with an insurer(s) rated by A.M. Best at the same rating as, or better than, the insurer(s) for the Current E&O Policies for a period of three years commencing on the Closing Date (“E&O Tail Coverage”). The E&O Tail Coverage shall be paid for by the Seller at its expense.
(n)    In the event the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its outstanding capital stock or properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 10.2.
SECTION 11.    CLOSING CONDITIONS.
SECTION 11.1.    The Buyer’s Conditions to Closing. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Buyer:
(o)    Representations and Warranties. (i) All representations and warranties of the Seller set forth in Section 3 hereof (other than the Seller Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, and (ii) the Seller Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(p)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Seller prior to or at the Closing shall have been performed and complied with in all material respects prior to or at the Closing.
(q)    Certificate. The Seller shall execute and deliver to the Buyer a certificate executed by an authorized officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Section 11.1(a) and Section 11.1(b) of this Agreement have been satisfied.
(r)    Intercompany Contracts. At the Seller’s option, either (i) the Company shall have been released from its rights and obligations under all Intercompany Contracts to which it is party or (ii) each Intercompany Contract to which it is party shall have been terminated with respect to the Business.
(s)    No Material Adverse Effect. From the date hereof through the Closing Date, no Material Adverse Effect shall have occurred.
(t)    Resignations. Each member of the board of directors of the Company shall have executed and delivered to the Company a letter of resignation resigning as a member of the board of directors of the Company and from all other similar non-executive positions held with the Company and delivered a hold harmless agreement in form reasonably acceptable to Buyer.
(u)    Closing Deliveries. The Seller shall have made the deliveries required by Section 2.5(b).
(v)    Adviser Representatives and Brokers. The Closing GDC Amount, as calculated pursuant to the GDC Closing Statement, shall be equal to or greater than 65% of the Aggregate 2015 FY GDC.
(w)    FIRPTA Certificate. The Buyer shall have received an affidavit from the Seller, under penalties of perjury, stating that the Seller is not a “foreign person” for purposes of Section 1445 of the Code, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.1445-2(b).
(x)    Side Letters. MetLife USA shall have executed and delivered to the Buyer the MetLife USA Side Letter. In the event a Separation has occurred, Parent Entity shall have executed and delivered to the Buyer the Parent Entity Side Letter.
SECTION 11.2.    The Seller’s Conditions to Closing. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Seller:
(j)    Representations and Warranties. All representations and warranties of the Buyer set forth in Section 6 hereof (other than the Buyer Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) the Buyer Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(k)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Buyer prior to or at the Closing shall have been performed and complied with in all material respects prior to or at the Closing.
(l)    Certificate. The Buyer shall execute and deliver to the Seller a certificate executed by an authorized officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 11.2(a) and Section 11.2(b) of this Agreement have been satisfied.
(m)    Closing Deliveries. The Buyer shall have made the deliveries required by Section 2.5(a).
(n)    Side Letters. The Buyer shall have executed and delivered to MetLife USA the MetLife USA Side Letter. In the event a Separation has occurred, the Buyer shall have executed and delivered to Parent Entity the Parent Entity Side Letter.
SECTION 11.3.    Mutual Conditions to Closing. The respective obligation of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by mutual written agreement of the Buyer and the Seller:
(o)    FINRA Approvals. The Company’s application for FINRA Approval shall have been granted.
(p)    Governmental and Regulatory Consents. (i) All consents, approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Entities set forth on Section 11.3(b) of the Disclosure Schedule shall have been obtained or made and shall be in full force and effect, unless waived by mutual agreement of the Seller and the Buyer, and (ii) all waiting periods required by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement under any antitrust Law shall have expired or been terminated.
(q)    No Orders; Legal Proceedings. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of such transactions. There shall not be any Legal Proceedings instituted, commenced, pending or threatened in writing (i) by any Governmental Entity having jurisdiction over the Seller, the Company or any material portion of the Purchased Property that seeks to, or would reasonably be expected to, restrain, enjoin, prevent, prohibit or make illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) before any Governmental Entity having jurisdiction over the Seller, the Company or any material portion of the Purchased Property that would reasonably be expected to restrain, enjoin, prevent, prohibit or make illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 12.    TERMINATION.
SECTION 12.1.    Grounds for Termination. This Agreement may be terminated:
(o)    by either the Buyer or the Seller (provided that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions to Closing set forth in Section 11.1(a), Section 11.1(b), Section 11.2(a), Section 11.2(b), Section 11.3(a), Section 11.3(b), or Section 11.3(c), as applicable, would not have been satisfied) if the Closing shall not have occurred within 9 months after the date of this Agreement (the “Outside Date”);
(p)    by the Buyer if (i) the Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Seller such that the Closing condition set forth in Section 11.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the Closing condition set forth in Section 11.1(a) would not be satisfied; provided, (A) in the case of (i) or (ii) that such breach is not cured by the Seller within 30 Business Days after the Seller receives written notice of such breach from Buyer and (B) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.1(b) if, at the time of such termination, the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 11.2(a) or Section 11.2(b), as applicable, would not have been satisfied;
(q)    by the Seller if (i) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer such that the Closing condition set forth in Section 11.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the Closing condition set forth in Section 11.2(a) would not be satisfied; provided, (A) in the case of (i) or (ii) that such breach is not cured by the Buyer within 30 Business Days after the Buyer receives written notice of such breach from the Seller; and (B) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 12.1(c) if, at the time of such termination the Seller is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 11.1(a) or Section 11.1(b), as applicable, would not have been satisfied;
(r)    by written notice from either the Buyer or the Seller to the other Party hereto, if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that has the effect of making the transactions contemplated by this Agreement and the Ancillary Agreements illegal or otherwise prohibiting the consummation of such transactions, and such Law or Order has become final and non-appealable;
(s)    by the Seller if the Seller has made a good faith determination that the Closing condition set forth in Section 11.1(h) cannot be satisfied; provided, that the Seller is not then in breach of any representation, warranty, covenant or other agreement contained herein that caused or substantially contributed to the inability of such Closing condition to be satisfied; or
(t)    at any time prior to the Closing Date by mutual written agreement of the Buyer and the Seller.
SECTION 12.2.    Effect of Termination. Termination of this Agreement pursuant to Section 12.1 shall cause this Agreement to become void and of no further force and effect (subject to the other terms of this Section 12.2), and shall terminate all obligations of the Parties, except for the obligations under Section 7.4 (Publicity), Section 7.5 (Expenses), Section 13 and the Confidentiality Agreement; provided, however, that (a) such termination shall not relieve any Party of any liability or damages suffered or incurred by another Party, to the extent such liabilities or damages were the result of fraud or an intentional breach by such Party of its representations, warranties, covenants or other agreements set forth in this Agreement, and (b) upon such termination, the provisions of the Confidentiality Agreement shall automatically be extended and remain in full force and effect without any further action by the Parties thereto for the longer of (i) one year following such termination or (ii) the remaining term under the Confidentiality Agreement.
SECTION 13.    MISCELLANEOUS.
SECTION 13.1.    Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, or (c) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
(r)    if to the Buyer, to:
Massachusetts Mutual Life Insurance Company
1295 State St.
Springfield, MA 01111
Attention:  Mark Roellig, Executive Vice President and General Counsel
E-mail:  [redacted]

with a required copy (which shall not constitute notice) to:
Sutherland Asbill & Brennan LLP
The Grace Building
1114 Avenue of the Americas, 40th Floor
New York, NY 10036-7703
Attention: Bert Adams

Email: [redacted]

(s)    if to the Seller, to:
MetLife, Inc.
1095 Avenue of the Americas
New York, N.Y. 10036
Attention: Ricardo Anzaldua, Executive Vice President and General Counsel
Email: [redacted]
with a required copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: John M. Schwolsky
    Laura L. Delanoy
Email: [redacted]
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
SECTION 13.2.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
SECTION 13.3.    Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. The Parties agree that the delivery of this Agreement, and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transmitted signatures.

SECTION 13.4.    Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement (except to the extent its terms conflict with the terms of this Agreement, in which case the terms of this Agreement shall prevail), the Ancillary Agreements, the Schedules, Exhibits, Annexes, that certain Confidentiality and Non-Disclosure Agreement by and between the Seller and the Buyer dated January 13, 2015 (the “Confidentiality Agreement”), and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated by this Agreement. All Schedules, Exhibits and Annexes referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement; provided, however, that in the event this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than Section 9 (which will be for the benefit of the Indemnitees).
SECTION 13.5.    Governing Law. This Agreement and the exhibits, annexes and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
SECTION 13.6.    Consent to Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby, and agrees to commence any such action, suit or proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
SECTION 13.7.    Right to Specific Performance.

(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise.
(b)    The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Buyer or the Seller, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Buyer or the Seller, as applicable, under this Agreement all in accordance with the terms of this Section 13.7.
(c)    Neither the Buyer nor the Seller, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 13.7.
SECTION 13.8.    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties, except that each of the Seller and the Buyer may assign its rights and obligations hereunder to an Affiliate without the prior written consent of the Party; provided that no such assignment shall relieve the applicable Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted or purported assignment or delegation in violation of the terms of this Section 13.8 shall be null and void, ab initio.
SECTION 13.9.    Entity Transfer. Prior to any transaction pursuant to which MetLife Insurance Company USA, a Delaware domiciled stock life Insurance Company (“MetLife USA”) would no longer be an Affiliate of Seller (a “Separation”), the Seller shall cause any entity (“Parent Entity”) to which it transfers control of MetLife USA to execute and deliver to the Buyer the Parent Entity Side Letter. Seller shall cause MetLife USA to execute and deliver to the Buyer the MetLife USA Side Letter on or prior to Closing.
SECTION 13.10.    Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 13.11.    Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to a Section, paragraph, Exhibit, Annex or Schedule, such reference is to a Section, paragraph, Exhibit, Annex or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; and (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
SECTION 13.12.    Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Buyer and by the Seller. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
SECTION 13.13.    Exhibits, Annexes and Schedules. Except as otherwise provided in this Agreement, all Exhibits, Annexes and schedules referred to herein are intended to be and hereby are made a part of this Agreement. The Disclosure Schedule and the Buyer Disclosure Schedule have been arranged for purposes of convenience only, in sections corresponding to the Sections of this Agreement. The disclosure of any item in any section or subsection of the Disclosure Schedule and the Buyer Disclosure Schedule will be deemed disclosure with respect to each other section and subsection of the Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, to which the relevance of such item is, on its face, reasonably apparent. Certain information set forth in the Disclosure Schedule and the Buyer Disclosure Schedule is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Buyer Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Buyer Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedule or the Buyer Disclosure Schedule is or is not material for purposes of this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.
METLIFE, INC.

By:	/s/ Adam M. Hodes Name: Adam M. Hodes Title: Executive Vice President, Global Head – Mergers and Acquisitions

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Michael R. Fanning Name: Michael R. Fanning Title: Executive Vice President